EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KIT DIGITAL, INC.,

KIT 2010 CORPORATION,

MULTICAST MEDIA TECHNOLOGIES, INC.,

THE PARTICIPATING STOCKHOLDERS (AS DEFINED IN ARTICLE I)

AND WITH RESPECT TO ARTICLE X ONLY

KIRK WOLFE

AS STOCKHOLDER REPRESENTATIVE

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of March 10, 2010 by and among KIT digital, Inc., a Delaware corporation (“Buyer”), KIT 2010 Corporation, a Delaware corporation and wholly-owned direct subsidiary of Buyer (the “Merger Sub”), Multicast Media Technologies, Inc., a Delaware corporation (the “Company”), the Stockholders (as defined in Article I of this Agreement) and (solely for purposes of Article X), Kirk Wolfe, an Illinois resident, as stockholder representative (in such capacity, the “Stockholder Representative”).

RECITALS

A.           The Company, located in Atlanta, Georgia, conducts a business (together with its Subsidiaries) serving as an online video platform provider for organizations who communicate via live Internet broadcast and provide on-demand video, audio and rich media presentations (the “Business”) and the Company owns certain assets used in the conduct and operation of the Business.

B.           The Persons listed on Schedule 3.2(a) are the owners of all of the issued and outstanding capital stock of the Company (each, a “Stockholder” and collectively, the “Stockholders”).

C.           Each of the Boards of Merger Sub, Buyer and the Company have determined that it is in the respective best interests of Buyer, Merger Sub and the Company for Merger Sub to acquire the Company through the merger of the Company with and into the Merger Sub upon the terms and subject to the conditions set forth herein, and in furtherance hereof have approved the Merger.

D.           Buyer, Merger Sub and the Company intend that the Merger be treated as a tax-free transaction under Section 368 of the Code to the extent that the Stockholders receive Buyer Common Stock as consideration.

E.           Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants, representations, warranties, and agreements contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           “401(k) Plan” means any employee benefit plan which is a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code.

1.2           “Accounting Arbitrator” has the meaning ascribed to such term in Section 2.6(c).

1.3           “Accounting Principles” has the meaning ascribed to such term in Section 2.4(h)

1.4           “Affiliate” means, as applied to any Person, (i) any entity controlling, controlled by or under common control with such Person (including any Subsidiary), (ii) any other Person that owns or controls 10% or more of any class of equity securities (including equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates or (iii) any director, partner, officer, manager, agent, employee or relative of such Person.  For purposes of the definition of Affiliate, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.  Notwithstanding the foregoing, and for the avoidance of doubt, Affiliates of the Company shall not include the limited partners, members or stockholders of any stockholders of the Company.

1.5           “Aggregate Liquidation Amount” means the aggregate of the Series A Liquidation Amount, the Series B-2 Liquidation Amount, the Series C Liquidation Amount and the Series CC Liquidation Amount.

1.6            “Aggregate Residual” means (x) the Net Merger Consideration (determined based on the Buyer Common Stock Price) and adjusted pursuant to Section 2.4(h) less (y) the sum of (i) the Third Party Expenses (to the extent not paid at or before Closing), (ii) the Aggregate Liquidation Amount and (ii) the Option Cashout Amount.

1.7           “Agreement” has the meaning ascribed to such term in the preamble hereof.

1.8           “Available Excess” has the meaning ascribed to such term in Section 9.8(b)(ii).

1.9           “Basket Amount” has the meaning ascribed to such term in Section 9.3.

1.10         “Board” means the board of directors or other governing committee or entity of a Person.

1.11         “Business” has the meaning ascribed to such term in the recitals.

1.12           “Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

1.13           “Buyer” has the meaning ascribed to such term in the preamble (also, "the Buyer").

1.14           “Buyer Common Stock” means shares of the common stock of Buyer.

1.15           “Buyer Common Stock Price” means the Weighted Average Price of a share of Buyer Common Stock for the twenty (20) trading days immediately prior to the date preceding the Closing.

1.16           “Buyer Indemnified Parties” has the meaning ascribed to such term in Section 9.1.

1.17            “Cancelled Shares” has the meaning ascribed to such term in Section 2.4(a).

1.18           "Cash Consideration" has the meaning ascribed to such term in Section 2.4(b)(ii)(A).

1.19           “Cause” shall mean with respect to any of the Retained Personnel (i) an act after the Effective Date of fraud or material dishonesty, by such individual in connection with his or her responsibilities as an employee of Buyer or its Subsidiaries; (ii) a conviction of, or plea of Nolo Contendere by such individual to, a felony or crime of moral turpitude (as determined in good faith by Buyer or its employing Subsidiary); (iii) gross misconduct by such individual with respect to his or her duties to Buyer or its Subsidiaries; (iv) use by such individual of any illegal drugs or intentional abuse by such individual of any prescription medications or (v) his or her repeated violations of his or her assigned duties  to Buyer or its Subsidiaries after being given written notification of such material violations and a reasonable opportunity (but in all events not less than fifteen (15) business days) to correct such violations; provided, however, that with respect to the violations set forth in this subsection (v), it shall not constitute Cause if such Retained Personnel has in good faith attempted to perform such duties as determined by Buyer in its reasonable discretion.

1.20           “Certificate” has the meaning ascribed to such term in Section 2.4(a).

1.21           “Charter Documents” means the Company’s or Subsidiary’s, as applicable, certificate of incorporation, bylaws and other governing documents (as the same may have been amended and restated).

1.22           “Closing” has the meaning ascribed to such term in Section 2.2.

1.23           “Closing Date” means the calendar day on which the Closing occurs.

1.24           “Closing Statement” has the meaning ascribed to such term in Section 2.6(a).

1.25           “Closing Working Capital” has the meaning ascribed to such term in Section 2.6(a).

1.26           “Code” means the Internal Revenue Code of 1986, as amended.

1.27           “Company” has the meaning ascribed to such term in the preamble.

1.28           “Company Assets” means the properties and assets, real and personal, tangible and intangible, now owned or used by the Company in the operation of the Business.

1.29           “Company Board” means the Company’s Board.

1.30           “Company Capital Stock” means (i) the Company Common Stock and (ii) the Preferred Stock of the Company.

1.31           “Company Common Stock” means the common stock of the Company.

1.32           “Company Disclosure Schedule” has the meaning ascribed to such term in Article III.

1.33           “Company Meeting” has the meaning ascribed to such term in Section 5.10(b).

1.34           “Company Option Plan” means that certain Haywire Ventures, Inc. 2000 Stock Incentive Plan, as amended and in effect on the date hereof.

1.35           “Company Options” means the options and any other rights to purchase shares of Company Common Stock, excluding the Company Warrants.

1.36           “Company Shareholders’ Agreement” has the meaning ascribed to such term in Section 3.2(e).

1.37           “Company Warrant Termination Agreements” has the meaning ascribed to such term in Section 5.12.

1.38           “Company Warrants” has the meaning ascribed to such term in Section 2.4(d).

1.39            “Contract” means any contract, mortgage, agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, statement of work, insurance policy, commitment, covenant, in each case, whether or not in writing.

1.40           “Damages” has the meaning ascribed to such term in Section 9.1.

1.41           “DGCL” means the General Corporation Law of the State of Delaware.

1.42           “Dissenting Share Payments” has the meaning ascribed to such term in Section 2.7(a).

1.43           “Dissenting Shares” has the meaning ascribed to such term in Section 2.7(a).

1.44           “E-Fax” means any system used to receive or transmit faxes electronically.

1.45           “E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

1.46           “Effective Date” has the meaning ascribed to such term in Section 2.2.

1.47           “Effective Time” has the meaning ascribed to such term in Section 2.2.

1.48           “Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax.

1.49           “Employee Benefit Plan” shall mean each ERISA Plan and each other pension, profit sharing, retirement, bonus, incentive, change in control, equity compensation, health, welfare, disability, loan or loan guaranty, fringe benefit, vacation, sick pay, salary continuation, deferred compensation, stock option, stock purchase, severance pay or other insurance plan, arrangement or practice, whether written or otherwise, for current or former officers, directors, or employees, which currently is, or within the immediately preceding six years was, established, maintained, contributed to or legally obligated to be contributed to by the Company or by a current or former ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate otherwise have any liability or obligation.

1.50           “Employee List” has the meaning ascribed to such term in Section 3.10.1.

1.51           “Services Agreement” means the Services Agreement to be entered into between the Key Employee and the Buyer at the Closing.

1.52           “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorney's fees and disbursements and consultants' fees, any of which are incurred at any time arising out of, based on or resulting from (i) the presence or release of Hazardous Materials into the environment, on or prior to the Closing, upon, beneath, or from any Real Property, Former Real Property or other location (whether or not owned by the Company) where the Company conducted operations or generated, stored, sent, transported, or disposed of Hazardous Materials, (ii) any violation of Environmental Requirements by the Company on or prior to the Closing.

1.53           “Environmental Requirements” means all applicable statutes, regulations, rules, ordinances, codes, policies, advisories, guidance, actions, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all Governmental Authorities and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to: (i) occupational health or safety; (ii) the protection of human health or the environment; (iii) the treatment, storage, disposal, handling, release or remediation of Hazardous Materials; or (iv) exposure of persons to Hazardous Materials.

1.54           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rules issued thereunder.

1.55           “ERISA Affiliate” shall mean any corporation which is a member of a controlled group of corporations with the Company within the meaning of Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with the Company within the meaning of Section 414(c) of the Code or a member of an affiliated service group with the Company within the meaning of Section 414(m) or (o) of the Code.

1.56           “ERISA Plan” shall mean any Pension Plan and any Welfare Plan.

1.57           “Escrow Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

1.58           “Escrow Agreement” has the meaning ascribed to such term in Section 6.3(a).

1.59           “Escrow Fund” means the aggregate of the Initial Escrow Amount and the Standard Escrow Amount, held by the Escrow Agent pursuant to the Escrow Agreement and this Agreement.

1.60           “Escrow Release Date” means that date which is sixteen (16) months from the date of Closing

1.61           “Estimated Working Capital” has the meaning ascribed to such term in Section 2.4(h).

1.62           “Estimated Working Capital Statement” has the meaning ascribed to such term in Section 2.4(h).

1.63           “Excess Third Party Expenses” has the meaning ascribed to such term in Section 5.6.

1.64           “Exchange Act” has the meaning ascribed to such term in Section 4.6.

1.65           “Final Closing Statement” has the meaning ascribed to such term in Section 2.6(d).

1.66           “Financial Statements” has the meaning ascribed to such term in Section 3.4.1(a).

1.67           “Former Real Property” means any real property in which the Company heretofore held but no longer holds a fee, leasehold or other legal, beneficial or equitable interest.

1.68           “GAAP” has the meaning ascribed to such term in Section 3.4.1(b).

1.69           “Good Reason” means the voluntary separation from service by Retained Personnel that is due to, and occurs within 60 days of, any of the following: (i) a material diminution in such Retained Personnel’s authority, duties, or responsibilities from those in effect following the 90th day following the Closing; (ii) a material diminution in such Retained Personnel’s base compensation; or (ii) a change in the permanent geographic location of the primary location from which such Retained Personnel must provide services of more than 20 miles from the location of the Company’s current Georgia headquarters on the date hereof; provided that a voluntary relocation of Retained Personnel shall not give constitute Good Reason.

1.70           “Governmental Authority” means any governmental agencies, departments, commissions, boards, bureaus, instrumentalities, courts or tribunals of the United States, the states and political subdivisions thereof.

1.71           "Gross Merger Consideration" has the meaning ascribed to such term in Section 2.4(b)(i).

1.72           “Hazardous Materials” means any substance:  (i) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (ii) that is defined as a “hazardous waste,” “hazardous substance” or “pollutant” or “contaminate” under any Environmental Requirement; (iii) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; or (iv) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos or urea formaldehyde foam insulation.

1.73           “In-the-Money Option” shall have the meaning set forth in Section 2.4(c).

1.74           “Indemnification Claims” means all claims for indemnification made by or for a Indemnified Party pursuant to Article IX.

1.75           "Indemnification Expiration Date" shall have the meaning set forth in Section 9.4.

1.76            “Infringement” and related verbs mean any or all uses that violate the rights of the Intellectual Property owner.

1.77            “Initial Escrow Amount” means 15% of all Merger Consideration as determined in Section 2.4 (i.e., 15% of the Cash Consideration and 15% of the Buyer Common Stock included in the Merger Consideration),

1.78           “Intellectual Property” means any and all of the following as existing under the laws of any jurisdiction throughout the world: patent disclosures, patent and design patent rights (including any and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations and extensions thereof), inventions, discoveries and improvements, whether patentable or not; trademarks, service marks, trade names, trade dress, and all goodwill symbolized by or associated with any of the foregoing; copyrights, works of authorship whether or not published and whether or not fixed in tangible form, moral rights, neighboring rights, performer’s rights, rights arising under any law or convention granting protection analogous to or in lieu of copyright protection (including but not limited to for the protection of phonograms); rights relating to trade secrets (including trade secrets as defined in both common law and applicable statutory law), confidential business, technical and know-how information; Internet domain names, World Wide Web URLs and addresses; software source codes and object codes, databases, database rights, and rights in data; rights of publicity, rights regarding the use of any person’s name, likeness, or biography, and rights regarding the use of any video or audio recording of any person; all rights acquired by license with respect to any of the foregoing; all registrations granted or pending with respect to any of the foregoing; and all causes of action against any person for the Infringement of any of the foregoing.

1.79           “Interim Balance Sheet” has the meaning ascribed to such term in Section 3.4.1(a).

1.80           “IRS” means the Internal Revenue Service.

1.81           “Key Employee” means Lou Schwartz.

1.82            “Last Balance Sheet Date” has the meaning ascribed to such term in Section 3.4.1(a).

1.83           “Law” means any foreign, domestic, federal, state or local constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Authority and any Order.

1.84           “Leased Property” has the meaning ascribed to such term in Section 3.7.1(a).

1.85           “Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

1.86           “Letter of Transmittal” has the meaning ascribed to such term in Section 2.5(b).

1.87            “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

1.88           “Material Adverse Effect” means any change, event, development, effect or circumstance (i) that is, or is reasonably likely in the future to be, materially adverse to the Business, operations, assets (including intangible assets), liabilities (including contingent liabilities), capitalization, earnings or other results of operations, or the condition (financial or otherwise) of the Company or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Transactions; other than (in each of case (i) or (ii)), an event, change, circumstance or effect primarily attributable to (A) general economic conditions or events, changes, circumstances or effects arising out of or affecting the securities or financial markets generally, (B) changes or events arising from or as a result of the identity of Buyer, the consummation of the transactions contemplated by, or the execution, announcement or performance of, this Agreement, (C) events, changes, circumstances or effects generally affecting the Company’s industry, (D) changes in laws or GAAP or in the authoritative interpretations thereof, or (E) acts of war, hostilities, sabotage or terrorism or any escalation thereof or earthquakes, floods or other acts of nature.

1.89           “Material Contract” means a Contract which involves or may reasonably be expected to involve the payment to or by the Company of more than $40,000 per annum over the term of that Contract, a Contract or commitment relating to borrowed money, a Contract containing a non-competition or non-solicitation covenant or other provision that restricts the Business or any other Contract that is otherwise material to the operation of the Business; provided that for a customer Contract of the Company or a Subsidiary to be a Material Contract,  such Contact must provide by its terms for the payment of at least $60,000 per annum to the Company or a Subsidiary or such customer must have in fact paid (or incurred liability) to the Company or a Subsidiary an amount equal to at least $60,000 in the calendar year ended December 31, 2009.

1.90            “Merger” has the meaning ascribed to such term in Section 2.1.

1.91           “Merger Consideration” means the sum of the cash and Buyer Common Stock determined pursuant to Section 2.4(b) to be payable to Stockholders as a result of the Merger, subject to adjustment and qualifications set forth in this Agreement, including without limitation the depositing into the Escrow Fund of the Initial Escrow Amount and the Standard Escrow Amount.

1.92           “Merger Sub” has the meaning ascribed to such term in the preamble (also "the Merger Sub").

1.93           “Money Laundering Laws” has the meaning ascribed to such term in Section 3.22.

1.94           “Multiemployer Plan” means a plan as defined in Section 3(37) of ERISA.

1.95           "Net Merger Consideration" has the meaning ascribed to such term in Section 2.4(b)(i).

1.96           "Nullification Date" has the meaning ascribed to such term in Section 11.1.

1.97            “OFAC” has the meaning ascribed to such term in Section 3.21.

1.98           "Opinion of Counsel to the Buyer and Merger Sub" means an opinion of counsel to the Buyer and Merger Sub in a form not unreasonably disapproved by counsel to the Company, which opinion will cover substantially the same matters as are included in the Opinion of Counsel to the Company.

1.99           "Opinion of Counsel to the Company" means an opinion of counsel to the Company in form and substance reasonably approved by counsel to Buyer.

1.100         “Option Cashout Amount” shall mean the aggregate amount payable pursuant to Section 2.4(c).

1.101         “Order” means any decree, injunction, judgment, decision, order, ruling, assessment or writ.

1.102         “Other Intellectual Property” means Intellectual Property used in the Business that is not Owned Intellectual Property.

1.103         “Owned Intellectual Property” means Intellectual Property used in the Business that is owned by the Company.

1.104         “Payment Certificate” has the meaning ascribed to such term in Section 5.14.

1.105         “Pension Plan” shall mean each employee pension benefit plan within the meaning of Section 3(2) of ERISA which is established, maintained or as to which there is an obligation to contribute by or on behalf of the Company or any ERISA Affiliate, or under which the employees of the Company or any ERISA Affiliate receives any benefits.

1.106         “Per Share Consideration” has the meaning ascribed to such term in Section 2.4(a).

1.107         “Permits” means the federal, state, local and foreign licenses, permits, certificates of occupancy or use and other governmental approvals or authorizations held by the Company on the Closing Date or otherwise necessary or desirable to maintain in connection with the operation of the Business by the Company or Merger Sub or its successors.

1.108         “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not material to the Business, operations or financial condition of the Company and that are not resulting from a breach, default of violation by the Company of any Material Contract or Law, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty provided an appropriate reserve has been established therefor accordance with GAAP; (iii) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect; and (iv) the Liens set out in Schedule 1.101

1.109         “Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Authority.

1.110         “Preferred Stock” means any or all of the Series A Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock, and the Series CC Preferred Stock of the Company, as applicable.

1.111         “Property Leases” has the meaning ascribed to such term in Section 3.7.1.2.

1.112         “Protest Notice” has the meaning ascribed to such term in Section 2.6(b).

1.113         “Public Software” has the meaning ascribed to such term in Section 3.7.2(i).

1.114         “Real Property” has the meaning ascribed to such term in Section 3.7.1(a).

1.115         “Related Agreements” means the Escrow Agreement, the Voting Agreement and the Services Agreement.

1.116         “Residual Amount” means (x) the Aggregate Residual Amount divided by (y) the number of issued and outstanding shares of Common Stock, Series C Preferred Stock and Series CC Preferred Stock at Closing.

1.117         “Restated Certificate” means that certain Amended and Restated Certificate of Incorporation of the Company in the form approved by the Buyer, to be approved and adopted by the Company Board and Stockholders prior to Closing.

1.118         “Restriction” has the meaning ascribed to such term in Section 2.4(j)(B).

1.119         “Retained Personnel” has the meaning ascribed to such term in Section 8.3.

1.120         "Retained Personnel Escrow Reduction" has the meaning ascribed to such term in Section 8.3.

1.121         “Revenues” has the meaning defined and calculated in accordance with U.S. GAAP.

1.122         “SEC Reports” has the meaning ascribed to such term in Section 4.6.

1.123         “Securities Act” has the meaning ascribed to such term in Section 4.6.

1.124         “Section 280G Payments” has the meaning ascribed to such term in Section 5.8.

1.125         “Section 280G Stockholder Approval” has the meaning ascribed to such term in Section 5.8.

1.126         “Series A Liquidation Amount” the product of (x) the number of issued and outstanding shares of Series A Preferred Stock at Closing and (y) $1.00, plus any accrued or declared but unpaid dividends on such outstanding shares of Series A Preferred Stock.

1.127         “Series A Per Share Amount” means $1.00 plus any accrued or declared but unpaid dividends on such share of Series A Preferred Stock.

1.128         “Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Company.

1.129         “Series B-1 Preferred Stock” means the Series B-1 Convertible Preferred Stock of the Company.

1.130         “Series B-2 Liquidation Amount” the product of (x) the number of issued and outstanding shares of Series B-2 Preferred Stock at Closing and (y) $0.26, plus any accrued or declared but unpaid dividends on such outstanding shares of Series B-2 Preferred Stock.

1.131         “Series B-2 Per Share Amount” means $0.26 plus any accrued or declared but unpaid dividends on such share of Series B-2 Preferred Stock.

1.132         “Series B-2 Preferred Stock” means the Series B-2 Convertible Preferred Stock of the Company.

1.133         “Series C Liquidation Amount” the product of (x) the number of issued and outstanding shares of Series C Preferred Stock at Closing and (y) $0.210619, plus any accrued or declared but unpaid dividends on such outstanding shares of Series C Preferred Stock.

1.134         “Series C Per Share Amount” means the sum of (x) $0.210619 plus any accrued or declared but unpaid dividends on such share of Series C Preferred Stock and (y) the Residual Amount.

1.135         “Series C Preferred Stock” means the Series C Convertible Preferred Stock of the Company.

1.136         “Series CC Liquidation Amount” the product of (x) the number of issued and outstanding shares of Series CC Preferred Stock at Closing and (y) $0.418297, plus any accrued or declared but unpaid dividends on such outstanding shares of Series CC Preferred Stock.

1.137         “Series CC Per Share Amount” means the sum of (x) $0.418297 plus any accrued or declared but unpaid dividends on such share of Series CC Preferred Stock and (y) the Residual Amount.

1.138         “Series CC Preferred Stock” means the Series CC Convertible Preferred Stock of the Company.

1.139         “Severance Costs” means the aggregate of the maximum severance or termination payments the Company would be contractually obligated to pay as a result of the termination of employment of all individuals employed by the Company as of December 31, 2009 or at any time thereafter up to the Closing.  For avoidance of doubt, such maximum termination payments are set out in Schedule 3.10.2.

1.140         “Services Agreement” means the Services Agreement to be entered into between the Key Employee (or an entity controlled by him) and the Buyer at the Closing, which agreement shall be in form and substance agreeable to Buyer and the Key Employee.

1.141         “Soliciting Materials” has the meaning ascribed to such term in Section 5.10(a).

1.142         “Standard Escrow Amount” a portion of the Merger Consideration in the form of the Buyer Common Stock equal to 15% of the total Merger Consideration determined in accordance with Section 2.4.

1.143         “Statement of Expenses” has the meaning ascribed to such term in Section 5.6.

1.144         “Stockholder Notice” has the meaning ascribed to such term in Section 5.10(b).

1.145         “Stockholder Representative” has the meaning ascribed to such term in the preamble.

1.146         “Stockholder Representative Expense” has the meaning ascribed to such term in Section 10.3.

1.147         “Stockholders” has the meaning ascribed to such term in the recitals.

1.148         “Subsidiary” shall mean an entity in which a party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interest of such entity.

1.149         “Sufficient Stockholder Vote” has the meaning ascribed to such term in Section 5.10(a).

1.150         “Surviving Corporation” has the meaning ascribed to such term in Section 2.1.

1.151         “Taxes” means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment, including, without limitation, property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, documentary stamp, gains, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority which are payable by the Company.

1.152         “Tax Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.

1.153         “Tax Contest” means any audits, examinations, assessments, litigation or other proceeding involving Taxes.

1.154         “Tax Refund” means any refund, rebate, abatement, reduction or other recovery (whether directly or indirectly through a right of setoff or credit) of Taxes (including payments of estimated Taxes) of the Company and its Subsidiaries and any interest received thereon with respect to all Pre-Closing Tax Periods.

1.155         “Tax Return” includes any material report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

1.156         “Termination Date” has the meaning ascribed to such term in Section 11.1.

1.157         “Third Party Expenses” has the meaning ascribed to such term in Section 5.6.

1.158         “Top Customers” has the meaning ascribed to such term in Section 3.17.

1.159         “Transfer” has the meaning ascribed to such term in Section 2.4(j)(B).

1.160         “Transfer Taxes” has the meaning ascribed to such term in Section 2.9.

1.161         "Voting Agreement" means that certain Voting Agreement in substantially the form attached hereto as Exhibit B.

1.162         “Unaccredited Stockholder" has the meaning set forth in Section 2.4(a)(viii).

1.163         “Weighted Average Price” means with respect to Buyer Common Stock the average of the closing prices, with a weighting factor for trading volume, for the shares of the Buyer Common Stock on The Nasdaq Global Stock Market (or, if the shares of Buyer Common Stock are not then traded on The Nasdaq Global Stock Market but are traded on a different stock market, exchanges or other electronic marketplace as reported on the applicable website (or the primary exchange or marketplace based on the volume of shares of Buyer Common Stock, if there are multiple such stock markets, exchanges or other electronic marketplaces), or if such website is unavailable, as reported on the website www.bloomberg.com).

1.164         “Welfare Plan” shall mean each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which is established, maintained or to which there is an obligation to contribute by or on behalf of the Company or any ERISA Affiliate, or under which the employees of the Company or any ERISA Affiliate receives any benefits.

1.165         “Working Capital” shall be the working capital of the Company as of 11:59 pm local time on the evening before the Closing Date which amount shall be calculated as the sum, accumulated in the normal course of business, of (i) the book value of all current assets of the Company (including all cash, cash equivalents (including certificates of deposits, money market account balances, bank account balances and government backed investment grade securities), accounts receivable, unbilled receivables, prepaid expenses, prepaid commissions, and deposits) minus (ii) the sum of all liabilities of the Company (including accounts payable, accrued expenses, deferred revenue, all leases then accrued and payable, indebtedness for borrowed money and any other liabilities of the Company, in all cases in (i) and (ii) as incurred in the ordinary course of business consistent with past practice (in terms of both frequency and magnitude) and reflected on the balance sheet of the Company as of the aforesaid date and time.  The foregoing notwithstanding, for purposes of determining Working Capital it is stipulated among the parties that (A) bad debt shall be an amount equal to $550,000 which is to be netted against accounts receivable and (B) indebtedness represented by all long term and short term capital leases is fixed at $250,000.

1.166       “Working Capital Excess” has the meaning ascribed to such term in Section 2.6(e)(ii).

1.167       “Working Capital Shortfall” has the meaning ascribed to such term in Section 2.6(e)(i).

ARTICLE II
THE MERGER

2.1           The Merger.  At the Effective Time, the Company will merge with and into Merger Sub, the separate corporate existence of the Company shall cease (the “Merger”), and Merger Sub will be the surviving corporation (the “Surviving Corporation”) and a subsidiary of Buyer.  The separate corporate existence of Merger Sub with all its rights, privileges, immunities and powers shall continue unaffected by the Merger and Merger Sub shall succeed to all of the rights and properties of Company and shall be subject to all of the debts and liabilities of Company all in accordance with the applicable provisions of the DGCL.

2.2           Closing; Effective Time.  The closing of the transactions contemplated hereby (the “Closing”) shall take place (a) at the offices of Pedley & Gordinier, PLLC, 455 South 4th Street, Suite 1484, Louisville, Kentucky at 1:00 pm on the date that is the earlier to occur of (i) the one (1) day following the satisfaction of the closing conditions set forth in Articles VI and VII hereof (other than those conditions which will be satisfied at Closing) or (ii) March 16, 2010 or (b) at such other place and time or on such other date as Buyer, Merger Sub and the Company may agree.  At or prior to the Closing, the Merger Sub shall file the Certificate of Merger with the Office of the Secretary of State of the State of Delaware.  The Merger shall thereupon become effective as of the date of filing in accordance with the DGCL and the Certificate of Merger; the time of such effectiveness is hereinafter referred to as the “Effective Time”; and the date of such effectiveness is hereinafter referred to as the “Effective Date.”

2.3           Formation Documents; Management.  Unless otherwise determined by Merger Sub prior to the Closing, (a) the Certificate of Incorporation of Merger Sub in effect immediately prior to the Closing shall be the Certificate of Incorporation of the Surviving Corporation as of the Closing (but for the name of the Surviving Corporation stated therein, which shall be changed to “Multicast Media Technologies, Inc.” (ii) the bylaws of Merger Sub, as in effect immediately prior to the Closing, shall be the bylaws of the Surviving Corporation, at the Effective Time, (iii) the directors of Merger Sub shall be the directors of the Surviving Corporation, each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Charter Documents and applicable provisions of the DGCL, and (iv) the officers of Merger Sub shall be the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.4         Conversion of Securities.

(a)           Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer, Merger Sub or any of the Stockholders, each then outstanding share of Company Capital Stock shall be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the certificate representing such shares of the Company Capital Stock immediately prior to the Effective Time (each a “Certificate”) (or a lost stock affidavit and indemnity agreement in respect thereof in form and substance acceptable to the Buyer) in accordance with the terms of Section 2.5, an amount of Buyer Common Stock and/or cash applicable to such then outstanding share (without interest) as set forth below in this Section 2.4(a), subject to Sections 2.4(f) and 2.4(h), all upon the terms and subject to the conditions set forth in this Agreement and each of the Related Agreements, and the escrow provisions set forth in the Escrow Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, the aggregate amounts payable with respect to all outstanding shares of Company Capital Stock shall not exceed the Merger Consideration and if any adjustment is required by the application of this sentence, the Merger Consideration payable to any Stockholder shall be equitably adjusted as determined in good faith by Buyer and the Stockholder Representative, which determination shall be binding on all Stockholders.  Subject to the foregoing, any outstanding shares of the Company Capital Stock held by the Company as treasury stock or held by Buyer or their wholly owned subsidiaries at the Effective Time will be cancelled without payment of any consideration and cease to exist (the “Cancelled Shares”).  At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for the right to surrender his Certificate in exchange for the consideration (as to each share, the “Per Share Consideration”) payable in respect of the shares (except Cancelled Shares) of the Company Capital Stock represented by such Certificate pursuant to this Section 2.4(a), subject to Section 2.7, at the Effective Time, by virtue of the Merger and without any action by the Stockholders, as follows:

(i)           Series CC Preferred Stock.  At the Effective Time, each outstanding share of Series CC Preferred Stock shall be cancelled, extinguished, and automatically converted into the right to receive, upon surrender of the Certificate representing such share a portion of the Merger Consideration equal to the Series CC Per Share Amount.

(ii)          Series C Preferred Stock.  At the Effective Time, each outstanding share of Series C Preferred Stock shall be cancelled, extinguished, and automatically converted into the right to receive, upon surrender of the Certificate representing such share a portion of the Merger Consideration equal to the Series C Per Share Amount.

(iii)         Series B-2 Preferred Stock.  At the Effective Time, each outstanding share of Series B-2 Preferred Stock shall be cancelled and extinguished, and automatically converted into the right to receive upon surrender of the Certificate representing such share a portion of the Merger Consideration equal to the Series B-2 Per Share Amount.

(iv)         Series B-1 Preferred Stock.  At the Effective Time there will be no Series B-1 Preferred Stock issued or outstanding and therefore no Merger Consideration shall be issuable with respect to the Series B-1 Preferred Stock.

(v)          Series A Preferred Stock.  At the Effective Time, each outstanding share of Series A Preferred Stock shall be cancelled and extinguished, and automatically converted into the right to receive upon surrender of the Certificate representing such share a portion of the Merger Consideration equal to the Series A Per Share Amount.

(vi)        Common Stock.  At the Effective Time, each outstanding share of Company Common Stock shall be cancelled and extinguished, and automatically converted into the right to receive upon surrender of the Certificate representing a portion of the Merger Consideration equal to the Residual Amount.

(vii)      Allocations and Rounding.  The Merger Consideration deliverable to each of the Stockholders shall be delivered pro rata in cash and Buyer Common Stock (valued at the Buyer Common Stock Price).   Where the aggregate number of shares of Buyer Common Stock deliverable to any Person pursuant to this Agreement either pursuant to Section 2.5 or upon any release of the Escrow Fund is less than a whole share, then the number of shares of Buyer Common Stock issuable to such Person shall be rounded down to the nearest whole share.

(viii)     Adjustments for Unaccredited Investors.   The foregoing provisions of this Section 2.4(a) notwithstanding, any holder of Company Common Stock or Preferred Stock who is not an accredited investor (as defined in Regulation D under the Securities Act) (each, an “Unaccredited Stockholder”) (such determination to be made by the Buyer in its reasonable discretion after a review of an investor questionnaire submitted by each such holder prior to Closing, and if no such questionnaire is received, determined in the negative) shall receive an amount in cash equal to (X) the applicable Per Share Consideration as set forth in this Section 2.4(a)(i) – (vi) multiplied by (Y) the number of shares of Company Capital Stock held by such holder, subject to Section 2.4(f), 2.4(h) and 2.4(i).  To the extent that any Stockholder is ineligible to receive to Buyer Common Stock, the cash payable to the remaining Stockholders shall be proportionately reduced and the Buyer Common Stock issuable to such remaining Stockholders shall be proportionately increased.

(b)         Calculation of Merger Consideration.

 (i)        At the Effective Time, the dollar value of the gross Merger Consideration shall be determined by multiplying (A) 2,379,714 by (B) the Buyer Common Stock Price (the “Gross Merger Consideration”).  The Gross Merger Consideration shall be reduced by the amount of any negative Estimated Working Capital as determined in accordance with Section 2.4(h) (such adjusted Gross Merger Consideration shall be referred to herein as the “Net Merger Consideration”.

(ii)        The Net Merger Consideration shall be distributed to the Stockholders as follows:

(A)           $4,750,000 shall be paid in cash (the “Cash Consideration”);

(B)           a number of shares of Buyer Common Stock  determined  by dividing (1)(x) the Net Merger Consideration less (y) $4,750,000 by (2) the Buyer Common Stock Price.

(iii)       Notwithstanding the foregoing, the number of shares of Buyer Common Stock actually deliverable to Stockholders shall be adjusted as provided in Section 2.4(i) and the Cash Consideration shall be reduced by the Option Cashout Amount and the Third Party Expenses (to the extent not paid at or before Closing).   In no event shall the Aggregate Liquidation Amount exceed the Merger Consideration as calculated pursuant to this Section 2.4(b), as the same may be adjusted pursuant to the terms of this Agreement.

(c)           Company Options.  No Company Options (whether vested or unvested) shall be assumed by the Surviving Corporation.  The Company Option Plan will be terminated at the Closing.   The Company has taken, or will take prior to the Effective Time, all necessary and appropriate actions so that, consistent with and without any violation of any term of the Company Option Plan, at the Effective Time, (a) each in-the-money option (i.e., an option with an exercise price per share below the Residual Amount) (each, an “In-the-Money Option”) shall automatically be cancelled and terminated as of the Effective Time in exchange for a cash payment to the holder thereof equal to the excess of the Residual Amount over the exercise price of such option, multiplied by the number of shares of Company Common Stock subject thereto and (b) each other option shall automatically be cancelled and terminated as of the Effective Time for no consideration.  The cash payments described in this Section 2.4(c) shall be subject to applicable Tax withholding and the aggregate amount payable hereunder shall be the “Option Cashout Amount.”  At least two (2) Business Days before the Closing the Company shall deliver to the Escrow Agent such information as it will require to be able to make the payments required by this Section 2(c), in the form requested by the Escrow Agent.  Such information shall include, without limitation, the names, mailing addresses and social security numbers of each holder of In-the-Money Options.

(d)           Company Warrants.  No outstanding warrants or other rights to acquire shares of Company Capital Stock or any other shares or securities of the Company (whether or not exercisable or vested) (“Company Warrants”) shall be assumed by the Surviving Corporation, and each such Company Warrant shall be canceled or terminated prior to the Closing.  Prior to the Closing, and subject to the review and approval of Merger Sub, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.4(d) under all agreements relating to Company Warrants and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents.

(e)           Capital Stock of Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, or any of the stockholders of Merger Sub, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be remain outstanding and represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(f)           Withholding Taxes. Each of the Surviving Corporation and Buyer and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person, such amounts as the Surviving Corporation, Buyer and/or their agents may reasonably determine it is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made.

(g)           No Further Ownership Rights in Company Capital Stock.  Subject to Section 2.6, all consideration paid in respect of the surrender for exchange of shares of the Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of the Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of the Company Capital Stock which were outstanding immediately prior to the Effective Time.

(h)           Increase or Reduction for Working Capital.  At least two (2) Business Days prior to Closing, the Company shall provide the Buyer with a calculation (the “Estimated Working Capital”) of the Working Capital of the Company as of immediately prior to the Effective Time (such statement, the “Estimated Working Capital Statement”), prepared from the books and records of the Company and calculated in accordance with GAAP applied consistently with the preparation of the Company's historical financial statements except that all amounts shall be deemed material (the “Accounting Principles”), including those set forth in Schedule 2.6(a).  The Estimated Working Capital Statement shall be subject to Buyer’s approval, not to be unreasonably withheld.  The Merger Consideration delivered at Closing shall be increased or decreased, as the case may be, by the amount by which the Estimated Working Capital is greater than or less than zero dollars ($0.00).

(i)            Reduction for Escrow Fund.  Each Stockholder’s right to receive Merger Consideration pursuant to Section 2.4(b) at Closing shall be reduced by thirty percent (30%) of the pro rata portion of the Net Merger Consideration deliverable to such Stockholder, which amount shall be withheld in such portion of cash and shares of Buyer Common Stock as is necessary to properly fund such Stockholder’s share of the  Initial Escrow Amount and Standard Escrow Amount.   Such withheld stock and cash shall be deposited by Buyer with the Escrow Agent as provided herein as part of the Escrow Fund, whereupon each Stockholder's rights and obligations with respect thereto shall be governed by the terms of the Escrow Agreement and this Agreement.

(j)            Restricted Securities; and Lock-Up.

(A)               The Buyer Common Stock issuable pursuant to this Agreement shall constitute “restricted securities” under the Securities Act and may only be sold or transferred in accordance with Rule 144 thereunder, when, if and to the extent that such exemption from registration is available to the holder of such securities.  Buyer is not undertaking to register any Buyer Common Stock issued pursuant to this Agreement and before permitting any transfer of the Buyer Common Stock issued hereunder may require an opinion in form and substance acceptable to the Buyer that such transfer is exempt from the registration requirements of the Securities Act.

(B)             During the term of this Agreement, the Buyer Common Stock comprising the Merger Consideration shall be subject to the restriction that holder and owner of such shares of Buyer Common Stock may not make any sale, any short sale of, loan, grant any option for the purchase of, or otherwise assign, pledge, hypothecate or dispose of (collectively, “Transfer”) any such shares for a period of twelve (12) months from the Closing Date (the “Restriction”), except as otherwise expressly consented to by the Buyer; provided, however, that notwithstanding the foregoing, the Stockholders shall be allowed to pledge such shares of Buyer Common Stock as collateral in any borrowing transaction with the consent of Buyer, which may be withheld or conditioned in its sole discretion.  The Buyer agrees to release from the Restriction upon written request of the Stockholder Representative (1) Stockholders owning less than 5% of the Company Capital Stock and (2) non-insiders, provided that in the aggregate, the interests of the parties in (1) and (2) combined shall represent less than 7.5% of the fully diluted capital structure of the Company at Closing.  For the absence of doubt, not less than 92.5% of the Buyer Common Stock comprising Merger Consideration hereunder shall remain subject to the Restriction and Buyer may refuse to release of any Buyer Common Stock from the Restriction that would violate the foregoing provision.  Except for releases from the Restriction contemplated above, to the extent that the Buyer releases any shares of Buyer Common Stock issued to any of the Stockholders pursuant to this Agreement from the Restriction, Buyer shall be required to (i) notify the Stockholder Representative in writing prior to such release and (ii) release from the Restriction a number of shares of Buyer Common Stock proportionate to such other release or releases.

(C)             Each certificate representing Buyer Common Stock shall bear the following legends to the extent applicable to the holder of such Buyer Common Stock:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT, SUCH LAWS AND THE MERGER AGREEMENT BY AND AMONG THE PARTIES THERETO DATED AS OF MARCH 10, 2010, (THE “MERGER AGREEMENT”), AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTION ON TRANSFER AND OTHER CONDITIONS AND RESTRICTIONS, AS MAY BE SPECIFIED IN THE MERGER AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF KIT DIGITAL, INC. AND WILL BE FURNISHED WITHOUT CHARGE TO THE STOCKHOLDER OF SUCH SHARES UPON WRITTEN REQUEST.”

(D)                 Buyer shall have the absolute right to give instructions to any transfer agent for its capital stock to give effect to the provisions of this Section 2.4(j) and neither such transfer agent nor Buyer shall have any liability to any Person for any reasonable action taken (or not taken) in furtherance thereof so long as the Buyer or transfer agent acts in good faith.

2.5           Delivery of Merger Consideration.

(a)           Buyer and Surviving Corporation to Provide Consideration. Subject to the terms of this Agreement, including Section 2.7, promptly after the Effective Time, Buyer and Surviving Corporation shall deposit or cause to be issued and delivered to (i) the Escrow Agent, for further delivery under Section 7.7 hereof to each Stockholder, such cash and Buyer Common Stock as shall equal its share of the Merger Consideration (as provided in Section 2.4 (b)) as reduced by its share of the Escrow Fund (as provided in Section 2.4(i)), and (ii) the Escrow Agent, for retention and release under the terms of the Escrow Agreement and this Agreement, an amount equal to the Escrow Fund.

(b)           Procedures.  Each of the Stockholders shall deliver to Escrow Agent a signed letter of transmittal in the form reasonably requested by Buyer (the “Letter of Transmittal”) together with a Certificate or Certificates representing its shares of Company Capital Stock together with stock powers executed in blank, which Certificates shall be held in escrow pending the completion of the Closing.  The Letter of Transmittal shall provide that as soon as reasonably practicable (but not more than ten (10) days) following the later to occur of Closing or surrender of such Certificate or Certificates and delivery of a signed Letter of Transmittal, the corresponding Per Share Consideration of such Stockholder shall be mailed to such Stockholder as set forth in the Letter of Transmittal, provided that if the Closing does not occur, the Certificates shall be promptly returned to the Stockholders on or within five (5) Business Days after the Termination Date.  The Letter of Transmittal shall acknowledge that (i) no interest shall be paid in respect of any Per Share Consideration paid subsequent to the Effective Date, and (ii) in the event of a conflict between the terms of the Letter of Transmittal and the Payment Certificate, the terms of the Payment Certificate shall govern and control, and the Stockholder releases Escrow Agent, Buyer, Merger Sub and Surviving Corporation for any loss, cost, claim or demand relating to any such conflict or payment made in reliance upon the Payment Certificate.  The Letter of Transmittal shall not, notwithstanding anything contained therein, serve as notice of any dispute or conflict relating to the Stockholder and the Stockholder's interests.  At and after the Effective Time, each holder of a Certificate that represented issued and outstanding shares of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender his or her Certificate in exchange for the Merger Consideration to be received by such Person, if any, and except as otherwise provided by applicable law, and no transfer of shares of the Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation.  Buyer shall issue and deliver stock certificates for the Merger Consideration in the names of the Stockholders as promptly as possible following the Effective Time, subject only to confirmation from the Nasdaq Global Market that the listing application for the Buyer Common Stock to be issued to the Stockholders under the terms of this Agreement has been approved.

2.6           Working Capital Adjustment.

(a) Not later than the thirtieth (30th) day immediately following the Closing Date, Buyer shall prepare and deliver to the Stockholder Representative a calculation (the “Closing Working Capital”) of the Working Capital of the Company as of immediately prior to the Effective Time (such statement, the “Closing Statement”), prepared from the books and records of the Company and calculated in accordance with the Accounting Principles, including those set forth in Schedule 2.6(a).  Buyer shall make the work papers, backup materials, and books and records used in preparing the Closing Statement available to the Stockholder Representative, his accountants and legal counsel at reasonable times and upon prior notice following the delivery of the Closing Statement by the Buyer to the Stockholder Representative.

 (b) If the Stockholder Representative disagrees with the determination of the Working Capital as shown on the Closing Statement, the Stockholder Representative shall notify Buyer in writing (a “Protest Notice”) of such disagreement within thirty (30) days after delivery of the Closing Statement, which Protest Notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement, and provide, to the extent available to the Stockholder Representative, supporting documentation for each such disagreement; provided, however, that failure to so provide, or the partial provision of, supporting documentation shall, in no way, have any effect on the validity of the Protest Notice.

(c) If the Stockholder Representative timely delivers a Protest Notice to Buyer, Buyer and the Stockholder Representative shall attempt to resolve any such objections within fifteen (15) days after delivery by the Stockholder Representative of the Protest Notice.  If the parties are unable to resolve all disagreements identified by the Stockholder Representative within fifteen (15) days after delivery to Buyer of the Protest Notice, then Buyer and the Stockholder Representative shall each submit the name of an accounting firm that is nationally recognized in the United States and has not in the prior two years provided services to either Buyer, the Stockholder Representative, the Company or their respective Affiliates, and one firm shall be selected by lot (i.e., at random) from these two firms (the firm selected, the “Accounting Arbitrator”).  Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Accounting Arbitrator.  The Accounting Arbitrator shall (i) act in its capacity as expert and not as an arbitrator, (ii) for purposes of this Section 2.6, review only those items and amounts set forth in the Closing Statement as to which there is a dispute between the Company and Buyer, (iii) for purposes of this Section 2.6, be instructed that the scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether the calculation of the Closing Working Capital was done in accordance with the Accounting Principles or whether there were any mathematical errors in the calculation of the Closing Working Capital, and that the Accounting Arbitrator is not to make any other determination, and (iv) be instructed to reach its conclusions regarding any such dispute between the Company and Buyer within thirty (30) days after its appointment and to provide a reasonably detailed written explanation of its decision with respect to each disputed item.  In the event that Buyer or the Company submits any dispute under the process set forth in this Section 2.6, each such party may submit materials to the Accounting Arbitrator, with a copy to the non-submitting party, setting forth the position of such submitting party with respect to such dispute, to be considered by such Accounting Arbitrator as it deems fit; provided, however, that the Accounting Arbitrator shall not delay or extend the thirty-day period for it to reach its conclusions and to provide a written explanation of its decision.  The determination of the Accounting Arbitrator shall be final and binding on the parties and shall be deemed a final arbitration award that is enforceable pursuant to all terms of the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq.  Any expenses relating to the engagement of the Accounting Arbitrator shall be shared equally by the Stockholders and Buyer and, with respect to the portion to be paid by the Stockholders, shall be paid for out of the Escrow Fund.

(d) If the Stockholder Representative does not deliver the Protest Notice within the thirty (30) day period specified in Section 2.6(b) above, the Closing Statement, together with Buyer's calculation of the Closing Working Capital reflected thereon, shall be deemed to have been accepted by all of the parties to this Agreement and the Stockholders and shall become the “Final Closing Statement.”  In the event that the Stockholder Representative delivers a Protest Notice in accordance with the provisions above and Buyer and the Stockholder Representative are able to resolve such dispute by mutual agreement, the Closing Statement, together with Buyer's calculation of Closing Working Capital reflected thereon, to the extent modified by mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement and the Stockholders and shall become the “Final Closing Statement.”  In the event that the Stockholder Representative delivers a Protest Notice in accordance with the provisions above and Buyer and the Stockholder Representative are unable to resolve such dispute by mutual agreement, the determination of the Accounting Arbitrator shall be final and binding on the parties and the Closing Statement, together with Buyer's calculation of Closing Working Capital reflected thereon, in each case to the extent modified by the Accounting Arbitrator, shall be deemed to have been accepted by all of the parties to this Agreement and the Stockholders and shall become the “Final Closing Statement.”  The calculation of Closing Working Capital reflected on any such Final Closing Statement shall be conclusive and binding on all of the parties to this Agreement and the Stockholders and no further adjustments shall be made thereto.

(e)           (i) In the event that the amount of the Closing Working Capital as reflected on the Final Closing Statement is less than the Estimated Working Capital, then Buyer shall direct the Escrow Agent in writing to release to Buyer from the Escrow Fund (without regard to the Basket Amount) such portion of the Initial Escrow Amount with an aggregate Buyer Common Stock Price equal to the amount of the shortfall (the “Working Capital Shortfall”).  To the extent that the full amount of the Initial Escrow Amount is not delivered to the Buyer in accordance with the preceding sentence, the balance thereof shall be delivered to the Stockholder Representative for distribution to the Stockholders.

(ii) If the Closing Working Capital as reflected on the Final Closing Statement is greater than the Estimated Working Capital, Buyer shall (A) issue instruction to the Escrow Agent for the delivery of the entirety of the Initial Escrow Amount to the Stockholder Representative for distribution to the Stockholders and (B) issue and deliver to the Stockholder Representative for distribution to the Stockholders a number of shares of Buyer Common Stock with an aggregate Buyer Common Stock Price equal to such excess and/or cash (at the election of Buyer) (the “Working Capital Excess”) shall be delivered by Buyer to the Stockholder Representative for distribution to the Stockholders; provided, that with respect to clause (B) Buyer shall include enough cash in such delivery to provide a pro rata amount of cash to each of the Company’s former stockholders that was an Unaccredited Stockholder.

(iii)         No interest shall be paid in respect of any adjustment to the Merger Consideration as a result of the payment of sums in respect of Closing Working Capital as provided in this Section 2.6(e) subsequent to the Effective Date.

(iv)         Subject to the foregoing, all releases of the Escrow of the Initial Escrow Amount shall be made on a pro rata basis based on the value of the cash in the Escrow Fund and the value of the Buyer Common Stock determined by Weighted Average Price thereof for the 20 trading days ending on the date that the Final Closing Statement becomes first not subject to protest herein or otherwise binding on the Buyer and Stockholders.  Likewise any additional Buyer Common Stock issued pursuant to Section 2.6(e)(ii) shall be valued at the Weighted Average Price thereof for the 20 trading days ending on the date that the Final Closing Statement becomes first not subject to protest herein or otherwise binding on the Buyer and Stockholders.

(f)         To the extent that any current assets listed on Schedule 2.6(f) which would have been included in the Closing Working Capital had been written down to zero (excluding uncollectible accounts receivable) and are in fact collected by Buyer during the twelve months after Closing or determined in Buyer’s reasonable discretion to be worth more than zero, Buyer shall deliver to the Stockholder Representative for distribution to the Stockholders a cash amount equal to such collected or determined amount, which amount shall be delivered to the Stockholders in proportion to their relative rights to share in the Aggregate Residual Amount

2.7       Dissenter Rights.

(a)        Dissenting Shares.  Any shares of the Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenter’s rights for such shares in accordance with the DGCL and who, following the Effective Date within the statutory period provided by the DGCL, has not effectively withdrawn, waived, surrendered or lost such appraisal or dissenter’s rights (“Dissenting Shares”), shall not be converted into or represent a right to receive a portion of the Merger Consideration pursuant to Section 2.5(a), but the holder thereof shall only be entitled to such rights as are granted by the DGCL (such payments pursuant to the DGCL, “Dissenting Share Payments”).

(b)           Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw, waive, surrender or lose (through the passage of time, failure to demand or perfect or otherwise) the right to demand and perfect appraisal or dissenter’s rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, the shares of the Company Capital Stock theretofore constituting Dissenting Shares shall automatically be converted into and represent only the right to receive the consideration per share payable in respect of such Company Capital Stock pursuant to and subject to the terms and conditions of this Agreement upon delivery of a Letter of Transmittal and  surrender of the Certificate(s) representing such Company Capital Stock and delivery of a duly executed stock power, and any other items required by Section 2.5 or reasonably requested by counsel to the Surviving Corporation.

(c)           As soon as practicable prior to the Effective Date, the Company shall give Buyer (i) prompt written notice of any written demand for the purchase by the Company of any shares of the Company Capital Stock received by the Company pursuant to the applicable provisions of the DGCL regarding dissenter’s or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Merger Sub, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.  After the Effective Date, the Surviving Corporation shall solely control all negotiations and proceedings related to such demands.

2.8           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges and powers of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

2.9           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes imposed on a Stockholder and incurred by a Stockholder in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by such Stockholder and shall be paid by such Stockholder when due.  Each Stockholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by Law, Merger Sub and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.  Upon Surviving Corporation’s request, such Stockholder shall provide the Surviving Corporation with evidence satisfactory to the Surviving Corporation that such Transfer Taxes have been paid by such Stockholder.

ARTICLE III

COMPANY REPRESENTATIONS
AND WARRANTIES

The Company represents and warrants to the Merger Sub and Buyer that the statements contained in this Article III are true and correct, except as disclosed in a document to be delivered by the Company to Buyer prior to the Closing Date referring to the representations and warranties in this Agreement (the “Company Disclosure Schedule”).  The Company Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any such numbered and lettered section of the Company Disclosure Schedule shall qualify only the corresponding subsection in this Article III and any other subsection of this Article III to which its application is readily apparent (except to the extent disclosure in any numbered and lettered section of the Company Disclosure Schedule is specifically cross-referenced in another numbered and lettered section).  References in this Article III to any Schedule attached hereto, and references in this Agreement to any Schedule numbered "3.", shall be deemed to be references to the material contained in the corresponding subsection of the Company Disclosure Schedule.  The description or listing of a matter, event or thing within any section of the Company Disclosure Schedule shall not be deemed an admission or acknowledgement that such matter, event or thing is “material” for the purposes of this Agreement.  Matters reflected on the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein, and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on such Company Disclosure Schedule.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

3.1           Subsidiaries; Organization and Related Matters.

(a)           Schedule 3.1(a) lists each Subsidiary of the Company, the jurisdiction of its Subsidiaries and the Company’s equity interest therein.  Each of the Company’s Subsidiaries is wholly owned by the Company (directly or indirectly).  Neither the Company nor any of its Subsidiaries has agreed, is obligated to make or is bound by any Contract under which it may be obligated to make any future investment in or capital contribution to any other Person.  Other than the Subsidiaries, the Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.  The Company has never conducted operations under any other name.

(b)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state in which it was organized.  The Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party and to own its properties and assets and to carry on its business as now conducted.  The Company and each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except for those jurisdictions where failure to be so qualified or licensed and in good standing would not reasonably be expected to have individually, or in the aggregate, a Material Adverse Effect on the Company.  Schedule 3.1(b) lists (i) the jurisdiction in which the Company was organized and each jurisdiction in which the Company is and is required to be qualified or licensed to do business as a foreign person, (ii) the jurisdiction in which each of its Subsidiaries was organized and each jurisdiction in which same is required to be qualified or licensed to do business as a foreign person, and (iii) the current directors and officers of the Company and each of its Subsidiaries.  The Company has provided Buyer true, correct and complete copies of the Charter Documents of the Company and the respective organizational documents of each of its Subsidiaries as in effect on the date hereof.  The Company Board has not approved or proposed any amendment to any such Charter Documents and the Board of each of its Subsidiaries have not approved or proposed any amendments to any Charter Documents of such Subsidiary.

3.2         Capitalization.

(a)           The authorized Company Capital Stock consists of 80,000,000 shares of Company Common Stock of which 31,313,075 shares are issued and outstanding; 37,000,000 shares of Preferred Stock, designated as follows: 4,000,000 shares of Series A Preferred Stock, of which 162,632 are issued and outstanding; 200,000 shares of Series B-1 Preferred Stock, none of which are issued and outstanding; 4,800,000 shares of Series B-2 Preferred Stock, 1,538,462 of which are issued and outstanding; 23,000,000 shares of Series C Preferred Stock, 22,670,397 of which are issued and outstanding; and 5,000,000 shares of Series CC Preferred Stock, 4,125,349 of which are issued and outstanding. The Company does not have any other shares of capital stock authorized, issued or outstanding.  The outstanding shares of the Company Capital Stock are held of record and beneficially by the Persons, with the addresses of record, in the amounts and with the original issue date set forth on Schedule 3.2(a).  All outstanding shares of the Company Capital Stock (I) have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents or any Contract to which the Company is a party or by which it is bound, and (II) have been offered, sold and delivered by the Company in compliance in all material respects with all applicable securities Laws.  There are no declared or accrued but unpaid dividends with respect to any shares of the Company Capital Stock.  Except as set forth in Schedule 3.2(a), each share of Preferred Stock is convertible into one share of Company Common Stock.  As of the Effective Time, the Aggregate Liquidation Amount will not exceed the Merger Consideration.

(b)           Except for the Company Option Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity compensation to any Person.  The Company Option Plan has been duly authorized, approved and adopted by the Company Board and the Company’s stockholders and is in full force and effect.  The Company has reserved for issuance to (i) employees of the Company or of any Subsidiary of the Company, (ii) consultants and other independent advisors to the Company or any Subsidiaries of the Company, (iii) non-employee members of the Company Board, and (iv) non-employee members of the Board of any parent or Subsidiary, a total of 14,347,296 shares of Company Common Stock under the Company Option Plan, of which the Company Options to purchase 2,694,535 shares of Company Common Stock have been granted and are outstanding.  Schedule 3.2(b) sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, an indication of whether such holder is an Employee of the Company or any of its Subsidiaries, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and whether such Company Option is or is not an incentive stock option as defined in Section 422 of the Code.  With respect to each Company Option, (i) such Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary action, including, as applicable, approval by the Company Board and (ii) each such grant was made in accordance with the terms of the Company Option Plan and in all material respects with all applicable securities Laws.  The Company has provided Buyer true, correct and complete copies of the Company Option Plan, each Company Option and the Company Warrant and such documents have not been amended, modified or supplemented and there are no agreements to amend modify or supplement such documents from the form provided to Buyer.

(c)           The Company has outstanding Company Warrants for the purchase of an aggregate of 2,216,871 shares of Company Common Stock.  All the Company Warrants have been offered, issued and delivered by the Company in all material respects in compliance with all applicable Laws.  Schedule 3.2(c) sets forth for each outstanding Company Warrant, the name of the holder of such Company Warrant, the domicile address of such holder, an indication of whether such holder is an Employee of the Company or any of its Subsidiaries, the date of grant or issuance of such Company Warrant, the number of shares and type of Company Capital Stock subject to such Company Warrant, the exercise price of such Company Warrant, the vesting schedule for such Company Warrant, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such Company Warrant will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement.  No Company Warrant was issued in a compensatory arrangement or to any Employee.

(d)           Except for the Company Options and Company Warrants, there are no subscriptions, options, calls, warrants, Contracts or any other rights, whether or not currently exercisable, (i) to acquire any shares of Company Capital Stock or shares of capital stock of any Subsidiary of the Company, or that are or may become convertible into or exchangeable for any shares of Company Capital Stock or shares of capital stock of any Subsidiary of the Company or another right to acquire such securities and (ii) to which Company or any of its Subsidiaries is a party, or by which Company or any of its Subsidiaries is bound, obligating Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or any capital stock or equity or other ownership interest of any Subsidiary or obligating Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such subscriptions, options, calls, warrants, Contracts or any other rights.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Company or any of its Subsidiaries.

(e)           Except for the Shareholders’ Agreement by and among the Company and the parties thereto dated July 13, 2004, as amended (the “Company Shareholders’ Agreement”) there are no (i) voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge, or (ii) Contracts or understandings to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge relating to the voting, registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Capital Stock.  The holders of the Company Capital Stock, Company Options and Company Warrants have been or will be properly given or shall have properly waived any required notice prior to the Merger.

3.3         Authority.  The Company has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement and all other agreements to be executed in connection herewith by the Company have been duly executed and delivered by the Company, have been duly authorized by all necessary corporate action by the Company (including, without limitation, any required authorization by the Board and stockholders of the Company) and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, marshaling, fraudulent conveyance and other laws affecting rights of creditors, debtors or equity holders generally.  Neither the execution and delivery of this Agreement or any of the Related Agreements nor compliance with the terms and provisions hereof or thereof will (a) violate any provision of the certificate of incorporation, by-laws or other governing documents of the Company, (b) violate any law, statute, regulation, judgment, injunction, order or decree of any Governmental Authority to which the Company is subject except, in all cases, such violations that would not have a Material Adverse Effect under this Agreement or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any of the Contracts, or give to others any rights of termination, amendment, acceleration or cancellation of any of the Contracts, or result in the creation of any Lien on the any of the Contracts (except that breaches aggregating up to $15,000 under any Contracts will not be treated as a breach of this representation and warranty and only the amounts in excess of $15,000 will be subject to the indemnification provisions of this Agreement) or (d) prohibit or materially impair the Company’s ability to perform its obligations under this Agreement or any of the Related Agreements.

3.4         Financial Condition.

3.4.1       Financial Statements.

(a)          Set forth on Schedule 3.4.1 are copies of the following (collectively, the “Financial Statements”):  (i) the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2008 and December 31, 2007, including consolidated balance sheets as at December 31, 2008 and December 31, 2007 (the December 31, 2008 consolidated balance sheet being hereinafter, the “Last Balance Sheet Date”); (ii) the related consolidated statements of income and of changes in financial position for the fiscal years then ended; (iii) the unaudited consolidated interim financial statements of the Company for the twelve month period ended December 31, 2009, including a balance sheet as at December 31, 2009 (the “Interim Balance Sheet”); and (iv) the related consolidated statements of income and of changes in financial position for the twelve month period then ended.

(b)          The Financial Statements:  (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods covered; (iii) reflect and provide reserves in respect of all known liabilities of the Company and its Subsidiaries which in the opinion of the Company are adequate, including all known contingent liabilities for which GAAP would require a reserve, as of their respective dates; and (iv) present fairly the consolidated financial condition of the Company and its Subsidiaries at such date and the results of its operations for the fiscal period then ended.

(c)          The Company and its Subsidiaries each (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such Person.  None of the Company, its Subsidiaries nor any employee, agent or stockholder of the Company or its Subsidiaries, directly or indirectly has made any payment of funds of any such entity or received or retained any funds in violation of any applicable Law.

3.4.2       Absence of Certain Changes.  Since December 31, 2009, the Company and its Subsidiaries have used commercially reasonable efforts to preserve their respective business organizations intact, to keep available to the Company and its Subsidiaries, as applicable, the services of all current officers and employees necessary to the Business and to preserve the goodwill of the customers and employees having business relations with the Company or its Subsidiaries.  Since December 31, 2009, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course, has maintained its assets and properties in at least as good order and condition as existed on December 31, 2009 (other than wear as may be accounted for by reasonable use) and as is necessary to continue to conduct its business.  Since December 31, 2009, none of the Company or its Subsidiaries has:

(a)          conducted the Business in any manner except in the ordinary course consistent with past practices, except as otherwise required by the terms of this Agreement or any Related Agreement; or

(b)          except as required by their terms, amended, terminated, renewed/failed to renew or renegotiated any Material Contract to which the Company or any Subsidiary is a party or by which it is bound, or defaulted (or taken or omitted to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or entered into any new Material Contract or taken any action that would reasonably be expected to result in the discontinuance of its material customer relationships; or

(c)          terminated, amended or failed to renew any existing insurance coverage; or

(d)         suffered any damage, destruction or loss, whether or not covered by insurance, affecting the Company Assets or the Business; or

(e)          terminated or failed to renew or preserve any material Permits; or

(f)           incurred or agreed to incur any obligation or liability (absolute or contingent) that individually calls for payment by the Company or its Subsidiaries of more than $15,000 in any specific case or $50,000 in the aggregate outside of the ordinary course of business; or

(g)          made any loan, guaranty or other extension of credit, or entered into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director Person; or

(h)          incurred any indebtedness, guaranteed any indebtedness of any Person or guaranteed any debt securities of any person or entity; or

(i)           issued, sold, redeemed or acquired for value, or agreed to do so, any debt obligations or equity securities of the Company or its Subsidiaries; or

(j)           sold, leased, licensed, transferred, mortgaged, encumbered or otherwise disposed of any assets or any liabilities, except (i) for dispositions of property not greater than $15,000 in any specific case or $50,000 in the aggregate, or (ii) in the ordinary course of business consistent with past practices; or

(k)          declared, issued, made or paid any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its stockholders, or split, combined, divided, distributed or reclassified any shares of its equity securities; or

(l)           amended its certificate of incorporation or bylaws; or

(m)         made special, accelerated or extraordinary payments to any Person in excess of $5,000 in the aggregate; or

 (n)         made any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person; or

(o)          compromised, contested or otherwise settled any claims or threatened, commenced or settled any Legal Proceeding against or otherwise involving the Company or its Subsidiaries; or

(p)          made or changed any Tax election, made any change in any method or period of accounting or in any accounting policy, practice or procedure, filed any amended Tax Return, entered into any closing agreement or similar agreement or arrangement with respect to Taxes, settled or contested any Tax claim, taken any action to surrender any right to claim a refund or credit of Taxes, or consented to any waiver or extension of the limitation period applicable to any claim for Taxes; or

(q)          disposed of or permitted to lapse any rights with respect to Intellectual Property or its use; or

(r)           other than as contemplated by this Agreement or Related Agreements, made any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or otherwise) of a severance payment or other, termination payment, bonus, special remuneration or other additional salary or compensation to any director, officer, or other current employee of the Company; or

(s)          made any capital expenditures or commitments with respect thereto in excess of $15,000 individually or $50,000 in the aggregate; or

(t)           made any material change in the manner that the Company or any Subsidiary maintains its books and records;

(u)          adopted or changed accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP; or

(v)          made any expenditures or entered into any commitment or transaction exceeding $15,000 individually or $50,000 in the aggregate outside of the ordinary course of business; or

(w)         revalued any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable; or

(x)          acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets which are material, individually or in the aggregate, to the business of the Company or any Subsidiary; or

(y)          adopted or amended any Employee Benefit Plan, entered into any employment Contract, paid or agreed to pay any bonus or special remuneration to any director or employee of the Company or any Subsidiary, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its employees; or

(z)          entered into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement; or

(aa)        hired, promoted, demoted or terminated or otherwise changed the employment status or titles of any other employees, or encouraged any employees to resign from the Company or any Subsidiary; or

(bb)       entered into any lease of, or commitment to acquire or lease, any realty or any substantial item of machinery or equipment; or

(cc)        entered into any mortgage, pledge or permitted any Lien to be placed upon any of the Company Assets; or

(ff)        entered into any arrangement or performed any action that resulted in or is reasonable likely to result in a Material Adverse Effect on the Company; or

(gg)      agreed to or made any commitment to take any actions prohibited by this Section 3.3.2 or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, the respective covenants or agreements hereunder, or (ii)  result in any of its respective representations and warranties contained herein being untrue or incorrect.

3.4.3      Indebtedness

(a)         None of the Company or its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company except:

(i)           as disclosed, reflected or reserved against in the Interim Balance Sheet;

(i)           for items set forth on Schedule 3.4.3;

(ii)          for liabilities and obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet; or

(iv)         liabilities in respect of the Contracts.

(b)         Except as disclosed on Schedule 3.4.3 all indebtedness of the Company may be paid in whole or in part at any time or from time to time without any prepayment penalty, interest or other charge, excepting accrued but unpaid interest.

3.5         Tax Matters.

3.5.1      Tax Returns; Disputes.  The Company and its Subsidiaries have filed, within the time and in the manner prescribed by law, all federal, Tax Returns and all material state and local Tax Returns required to be filed by them and have paid all Taxes shown to be due thereon.  All such Tax Returns were correct in all material respects.  There are no outstanding Tax assessments or Taxes otherwise due that if not paid on a timely basis would result, on or after the Closing Date, in any Liens for Taxes on any of the Company Assets.  There is, to the knowledge of the Company, no pending or threatened United States federal or applicable state or local audit involving the Company, or any of its Subsidiaries.

3.5.2      Section 168.  None of the Company Assets owned or used by the Company or its Subsidiaries is tax-exempt use property within the meaning of Section 168(h) of the Code.

3.5.3      FIRPTA.  Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.6         Legal Proceedings.

3.6.1       Legal Proceedings Pending or Threatened.  There is no Legal Proceeding pending or to the knowledge of the Company, threatened before any Governmental Authority in which the Company or any Subsidiary is a party or which would reasonably be expected to affect the Company, the Company Assets or the Business.  Schedule 3.6.1 sets forth all Legal Proceedings to which the Company or any Subsidiary is party, or has been a party since January 1, 2006.

3.6.2       Business Enjoined.  None of the Company, its Subsidiaries or any employee, manager or agent of the Company or its Subsidiaries is permanently or temporarily enjoined by any order, judgment or decree of any court or tribunal or any other agency from engaging in or continuing any conduct or practice in connection with the Business.

3.6.3       Violation of Law; Permits.  None of the Company or its Subsidiaries is in violation of any provision of any law, decree, order or regulation applicable to the Company or its Business, properties or assets, including, without limitation, those relating to antitrust or other anticompetitive practices, to employment practices (such as discrimination, health and safety), and to minority business enterprises, except for such violations which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  Except as set forth on Schedule 3.6.3, the Company has all Permits required with respect to the Company Assets or in the conduct of the Business and the operation of the Real Property, all of which Permits are set forth on Schedule 3.6.3, and has satisfied all bonding requirements pertaining to its operations under federal, state, local and foreign laws, rules and regulations.  No pending federal, state or local zoning or use regulation, restriction or compliance requirement materially and adversely affect the Company Assets or the Business.  The present conduct of the Business is not dependent upon any so-called “non-conforming use” exception nor based upon any zoning variance.

3.7         Properties and Assets of the Company.  The Company and its Subsidiaries owns or otherwise has the right to use all of the Company Assets.  Upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation will have good and marketable title to the Company Assets, free and clear of all Liens, except for Permitted Liens. The Company Assets are sufficient in all material respects to permit the Surviving Corporation to carry on the Business as presently conducted by the Company and its Subsidiaries.

3.7.1       Title to Real Property.

(a)          The Company does not own or have any legal or equitable title in any real property and Schedule 3.7.1 is a true, correct and complete list and description of each lease of real property under which the Company or any Subsidiary is a lessee, lessor, sublessee or sublessor (the “Leased Property”).  The Leased Property and the real property subject to the Leases sometimes collectively are referred to as the “Real Property.”

(b)        The Company (or its Subsidiaries) has good and marketable leasehold title to the Leased Property and to all improvements free and clear in each case of all Liens, except Permitted Liens, which either individually or in the aggregate would have a Material Adverse Effect on the present use, operation, value or enjoyment of any of the Leased Property.

(c)         The Leased Property currently is being used only as offices of the Company.

3.7.1.1   Assessments.  To the knowledge of the Company there is no special proceeding pending or threatened, in which any Tax Authority having jurisdiction over any of the Real Property is seeking to increase the assessed value thereof.

3.7.1.2    Property Leases.  True and complete copies of all leases to which the Company or any Subsidiary is a party respecting any Real Property and all other instruments granting such leasehold interests, rights, options or other interests (including all amendments, modifications and supplements thereto) have been delivered to Buyer (the “Property Leases”).

3.7.1.3    No Breach or Event of Default; Property Leases.  With respect to the Property Leases, no breach or event of default on the part of any party to the Property Leases and no event that, with the giving of notice or lapse of time or both would constitute such breach or event of default, has occurred and is continuing.  All of the Property Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms.  All rental and other payments due under each of the Property Leases have been duly paid in accordance with the terms of such Property Leases.  The consummation of the transactions contemplated by this Agreement will not require the consent of any party to and will not constitute an event of default under or permit any party to terminate or change the existing terms of any Property Lease.

3.7.1.4    Violation of Law.    To the knowledge of the Company, none of the Real Property or any condition or activity thereon, any plants, buildings, fixtures, or improvements located thereon, or the current use, operation or maintenance thereof is in violation of any Law or is in violation of the terms of any restrictive covenant or other Lien which either individually or in the aggregate would have a Material Adverse Effect.

3.7.1.5    Location.  The Company does not in the ordinary course of business (itself or through any Subsidiary) maintain any assets outside of the State of Georgia.

3.7.2       Intellectual Property.

(a)           (i)           Schedule 3.7.2-1 contains a complete and correct list of all Material Contracts between the Company and any third party pursuant to which the Company is required to pay royalties to any third party in respect of Owned Intellectual Property. Schedule 3.7.2-1 contains a complete and correct list of all Material Contracts between the Company and the owners of Other Intellectual Property

(ii)          Schedule 3.7.2-2 contains a complete and correct list of all existing and pending registrations of patents, trademarks, service marks, and trade dress rights of the Company and any Subsidiary.

(iii)         All registrations listed on Schedule 3.7.2-2 are valid, enforceable and subsisting.  The Company has taken all reasonable actions necessary with respect to the registration, maintenance and renewal fees in connection with such items have been paid, and all necessary documents and certificates in connection therewith have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such items.  There are no actions that must be taken by the Company and any Subsidiary within one hundred twenty (120) days after the Closing Date for the purpose of obtaining, maintaining, perfecting, preserving or renewing such items.  Schedule 3.7.2-3 contains a complete and correct list of all existing Material Contracts pursuant to which the Company has granted any rights in any Intellectual Property to any third party.

 (b)       Neither the Company nor any Subsidiary has received a “cease and desist letter” or any other written or oral communication from any third party challenging the Company's ownership or rights in any Owned Intellectual Property or in any Other Intellectual Property exclusively licensed by the Company, and to the knowledge of the Company, there is no action pending or threatened against the Company or relating to the Business claiming that the Company or the Business has infringed or is infringing any Intellectual Property of any third party.  To the knowledge of the Company, there neither has been nor currently exists any Infringement of (i) any Owned Intellectual Property or (ii) any exclusive license owned by the Company or any Subsidiary in any Other Intellectual Property, in each case by any third party including, without limitation, any employee or former employee of the Company or any Subsidiary.

(c)        The Company owns or, to the Company’s knowledge, otherwise has a valid right or license to all Intellectual Property used in the Business.  The Surviving Corporation will acquire all right, title and interest in and to the Owned Intellectual Property free and clear of any and all Liens, other than Permitted Liens, on the Closing Date upon the consummation of the transactions contemplated by this Agreement.  Except to the extent waived in writing by the Merger Sub in its sole discretion, the Company will prior the Closing have received permissions to assign all licenses by owners of Other Intellectual Property to the extent that such consents are needed to assign such licenses.

(d)        True and complete copies of all Contracts indentified on Schedules 3.7.2-1 and 3.7.2-3 have been delivered or made available to the Merger Sub.

(e)        The Company and its Subsidiaries have, consistent with reasonable business judgment, taken appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the Company's confidential information and to preserve and maintain all of its interests and proprietary rights in the Owned Intellecual Property used in the Business.  All officers, employees and consultants of the Company and its Subsidiaries having access to confidential information of the Company or its customers or business partners have executed and delivered to the Company an agreement regarding the protection of such proprietary information (in the case of proprietary information of the Company's customer and business partners, to the extent required by such customers and business partners) and true and complete copies of all such agreements have been delivered or made available to Buyer

(f)           All Persons who worked on the creation, development or improvement of the Owned Intellectual Property have executed written agreements assigning to Company all right, license, claim or interest whatsoever in or with respect to any such Intellectual Property.  Without the limitation of the foregoing, all Owned Intellectual Property listed on Schedule 3.7.2-1 were or have been created entirely by employees of the Company and its Subsidiaries within the scope of their employment, by third parties pusuant to valid and binding agreements designating their work product as work made for hire, and/or by third parties under such circumstances that their work product is work made for hire of which the Company is the author and owner as a matter of law.

(g)          The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not:  (i) constitute a breach or default under any instrument, contract, license or other agreement governing any Intellectual Property used in the Business as presently conducted; (ii) cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Intellectual Property used in the Business as presently conducted; or (iii) in any way impair the right of the Surviving Corporation to use (including distribute, manufacture, market, license, sell or dispose of in any way) any Intellectual Property used in the Business as presently conducted.

(h)          The use, development, manufacture, marketing, distribution, license, sale, or furnishing of any product or service currently utilized by the Company or any Subsidiary of the Company does not violate any license or agreement between the Company or any Subsidiary of the Company and any third party or, to the knowledge of the Company, infringe any Intellectual Property of any other Person.

(i)           No Public Software (as defined below) (i) was or is used in connection with the development of any Owned Intellectual Property, or (ii) was or is incorporated in whole or in part, or has been distributed, in whole or in part, in conjunction with any Owned Intellectual Property.  “Public Software” means any software that contains, or is derived (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, but not limited to, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Standards License (SISL); (G) the BSD License; and (H) the Apache License.

3.8.          Insurance.  Schedule 3.8 sets forth a true and complete list and description of all insurance policies of any nature whatsoever currently maintained by the Company and any Subsidiary of the Company, together with the annual premiums currently payable under each such policy, the period of coverage and loss records for the last three insurance years.  There are no outstanding requirements or recommendations by any insurance company that issued any such policy or by any Board of Fire Underwriters or other similar body exercising similar functions or by any Governmental Authority exercising similar functions which requires or recommends any repairs or other work to be done on or with respect to any of the property or assets of the Company insured in any of said policies.  Neither the Company nor any Subsidiary of the Company has received any notice or other communication from any such insurance company within three years preceding the date hereof canceling or materially amending any of said insurance policies and to the knowledge of the Company, no such cancellation or amendment is threatened.  All such policies of insurance are on an occurrence basis and will be in full force and effect on the Closing Date and the consummation of the transactions contemplated hereby will not cause a cancellation or reduction in the coverage of such policies.

3.9         Labor and Employment Matters.

3.9.1     Employee Benefit Plans.

(a)          Schedule 3.9.1(a) lists each Employee Benefit Plan and clearly identifies each as a Pension Plan, Welfare Plan, 401(k) Plan or other type of Employee Benefit Plan.  Each Employee Benefit Plan materially complies with, and has been established, maintained, and operated in all material respects in accordance with, all applicable laws, including, without limitation, provisions of ERISA and the Code, and no event has occurred in connection with any Employee Benefit Plan which has, will or may result in any fine, penalty, assessment or other liability for which the Company or any Subsidiary of the Company or a transferee of assets from the Company may be responsible, whether by reason of operation of law or contract.

(b)          Neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate has an obligation to contribute to any Multiemployer Plan and has had no such obligation during the six years preceding the Closing Date.

(c)          Neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate maintains or contributes to or has an obligation to contribute to any Pension Plan covered by Title IV or Section 302 of ERISA, Section 412 of the Code or described as a defined benefit plan (in accordance with ERISA Section 3(35)), nor has  maintained or contributed to any such plan during the six years preceding the Closing Date.

(d)          The Company has delivered to Buyer and the Merger Sub true and correct copies of the following:

(i)           each Employee Benefit Plan listed on Schedule 3.9.1(a) and all amendments thereto;

(ii)           each trust agreement pertaining to any of the Employee Benefit Plans, including all amendments to such documents;

(iii)           the most recent determination letter issued by the IRS with respect to each of the Pension Plan's qualification under Section 401(a) of the Code and recognition of exemption from federal income taxation under Section 501(a) of the Code of each funded Welfare Plan and, to the extent that an application is pending with the IRS, copies of such applications have been provided;

(iv)           the two most recent Annual Reports (IRS Form 5500 series), including all schedules and plan audits, if applicable, required to be filed with respect to each ERISA Plan; and

(v)           each current summary plan description relating to each Employee Benefit Plan.

(e)           There is no action, suit or claim pending (other than routine claims for benefits) or that reasonably could be expected to be asserted against any Employee Benefit Plan or the assets of any Employee Benefit Plan.  No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or threatened or reasonably expected to be asserted against any fiduciary of any ERISA Plan.  None of the ERISA Plans or any fiduciary thereof is or has been the direct or indirect subject of an audit investigation or examination by any governmental or quasi-governmental agency.

(f)           All of the Employee Benefit Plans currently comply, and have complied in the past, both as to form and operation, with their terms and with the applicable provisions of ERISA, the Code and other applicable Federal, state, local and foreign laws.  All necessary governmental approvals for the Employee Benefit Plans have been obtained and a favorable determination as to the qualification under Section 401(a) of the Code of each of the Pension Plans and of each amendment thereto has been made by the IRS and a recognition of exemption from Federal income taxation under Section 501(a) of the Code of each of the funded Welfare Plans, if any, has been made by the IRS.  Nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification or exemption.

(g)           No transaction or occurrence proscribed by Section 406 of ERISA, or subject to Tax under Section 4975 of the Code, has occurred or is occurring for which a statutory exemption is not available.

(h)           No payment has been made nor is the Company or any Subsidiary of the Company a party to any agreement, contract, arrangement or plan pursuant to which a payment could be made, separately or in the aggregate (including but not limited to individual employment, change in control, and severance agreements), which is not deductible for federal income Tax purposes by virtue of Section 280G of the Code (without regard to the exception set forth in Section 280G(b)(4) of the Code) or which is not deductible under Section 162 or 404 of the Code.

(i)           Neither the execution and delivery of this Agreement, including without limitation, all other agreements to be executed in connection herewith, by the Company nor the consummation of the transactions contemplated herein will (i) result in the acceleration or creation of any rights of any person entitled to any benefits under any Employee Benefit Plan, (ii) entitle any current or former employee or director of the Company or any Subsidiary of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or give rise to any such payment (regardless of when such payment is made or payable), (iii) accelerate the time of payment or vesting, result in deemed satisfaction of goals or conditions, or increase the amount of any compensation due to any such employee or former employee or director, or (iv) result in the forgiveness, modification or guaranty of any loan benefiting any current or former employee or director of the Company or any Subsidiary of the Company or any ERISA Affiliate.

(j)           With respect to each Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained, or contributed to by any entity which either is currently or was previously under common control with the Company or any Subsidiary of the Company or any ERISA Affiliate as determined under Code Section 414 or ERISA Section 3(5), no event has occurred and no condition exists that after the Closing Date could subject the Surviving Corporation or the Company directly or indirectly, to any liability (including liability under any indemnification agreement) under Section 412, 413, 4971, 4975, or 4980B of the Code or Section 302, 502, 515, 601, 606, or Title IV of ERISA.

(k)           Neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate has any obligation to provide health benefits or other non-pension benefits to any retired or other former director, employee or their dependents, except as specifically required by Section 4980B of the Code or Part 6 of Title I of ERISA, and the Company and each ERISA Affiliate has complied in all material respects with the requirements of Section 4980B of the Code and such Part 6.

3.9.2       Benefit Obligations.  All accrued material obligations for payments to any entity, plan or person with respect to any benefits for current or former employees of the Company or its Subsidiaries or any ERISA Affiliate have been timely paid or adequate accruals therefor have been made in the Financial Statements in accordance with GAAP.

3.9.3       Performance.  The Company and its Subsidiaries have withheld and paid to the appropriate Governmental Authorities or is withholding for payment not yet due to such Governmental Authorities all amounts required to be withheld from the employees of the Company or its Subsidiaries, and neither the Company nor any of the Subsidiaries is liable for any arrears of such amounts or penalties thereon for failure to comply with any of the foregoing.  The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by appropriate Governmental Authorities.

3.9.4       Compensation.  All reasonably anticipated material obligations of the Company and its Subsidiaries for salaries, bonuses and other forms of compensation payable to the employees and directors of the Company and its Subsidiaries in respect of the services rendered by any of them have been paid or adequate accruals therefor have been made in the Financial Statements in accordance with GAAP for obligations accrued through the date of the applicable Financial Statements.

3.9.5       Resignations.  Except as set forth on Schedule 3.9.5, no employee of the Company or any Subsidiary of the Company, to the actual knowledge of the Company, plans to retire or resign during the 12-month period following the Closing Date or otherwise be unavailable as an employee of the Surviving Corporation at compensation substantially similar to such employee's present rate of compensation and benefits and assuming no relocation of such employee.

3.9.6       Collective Bargaining Agreements.

(a) Neither the Company nor any Subsidiary of the Company is, or ever has been, a party to a collective bargaining agreement with any labor organization.  No organization effort, demand for recognition, petition seeking a representation proceeding or representation question involving any union association or collective bargaining representative is pending respecting the employees of the Company or any Subsidiary of the Company, and no such question has been raised with respect to the Company or any Subsidiary of the Company.

(b)      There is no controversy pending between the Company or any Subsidiary of the Company and any of their respective employees.  To the knowledge of the Company, there is no basis for any Legal Proceeding of or by any employee of the Company or any Subsidiary of the Company, and no complaint is pending against the Company or any Subsidiary of the Company before the National Labor Relations Board or any other federal, state or local agency.  The Company and its Subsidiaries, to the knowledge of the Company, have complied, in respect of their employees, in all material respects with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions thereof, all foreign jurisdictions and all agencies and instrumentalities of the foregoing.

(c)      The Company has furnished the Merger Sub with copies of all claims, complaints, reports or other documents concerning the Company or any of the Subsidiaries or their employees made by or against the Company during the past five years pursuant to workers' compensation laws, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1970, the National Labor Relations Act of 1935 or any other federal or state laws relating to employment of labor.

3.9.7       Obligation to Employ.  Nothing in the representations or warranties contained herein shall be construed as an obligation or commitment of Buyer, Surviving Corporation or any Affiliate of either corporation to employ or continue to employ any employee, officer or director of the Company or otherwise assume any liability, including liabilities for salary, benefits, pension, stock options (including, without limitation, any obligation under the Company Option Plan), severance or other benefit plans of any employee, officer or director of the Company.

3.10       Compensation of and Indebtedness to and from Employees.

3.10.1     Employee Compensation.  Schedule 3.10.1 is a true and complete list of the names and annual compensation (whether in the form of salary, bonus, commission, pension or profit-sharing contributions or other supplemental compensation now or hereafter payable) of the ten (10) highest compensated full-time salaried employees of the Company and its Subsidiaries (the “Employee List”).  Such list also identifies each employee for whom the Company or any of its Subsidiaries provides a vehicle, showing the nature of such arrangement and the annual cost to the Company and its Subsidiaries.  Since the Last Balance Sheet Date there has been no material change in the rate of total compensation for services rendered, including, without limitation, bonuses and deferred compensation, for any of the employees listed on the Employee List.

3.10.2     Severance Obligations.  Schedule 3.10.2 is a true and complete list of each individual employed by the Company on the Interim Balance Sheet Date and each individual hired by the Company or any Subsidiary of the Company following the Interim Balance Sheet Date. Schedule 3.10.2 sets forth the maximum severance or termination payment obligation that the Surviving Corporation would be contractually obligated to pay for each such individual if they were terminated the day immediately following the Closing Date.

3.10.3     Indebtedness to Employees.  Neither the Company nor any Subsidiary of the Company is indebted to any employee or agent of the Company or any Subsidiary of the Company, or any spouse, child or other relative thereof, in any amount whatsoever other than for compensation for services rendered since the start of the Company's current pay period generally utilized for its employees and for business expenses, nor is any employee or agent indebted to the Company or any Subsidiary of the Company except for advances made in the ordinary course of business.  As of the Closing there will be no amount owed to any Person listed in Schedule 3.10.2 other than (a) unpaid salary, bonus and paid time off, accrued in the ordinary course of business but not yet payable and (b) reimbursement for expenses accrued in the ordinary course of business and not yet payable.

3.11       Contracts and Other Instruments.

3.11.1     Material Contracts.

(a)           Neither the Company nor any Subsidiary of the Company is a party to any Material Contracts relating to the Company, the Subsidiaries, the Business or the Company Assets.

(b)           The Company has furnished Buyer and the Merger Sub with a true and complete copy of all Material Contracts.

(c)           Neither the Company nor any Subsidiary of the Company is in breach of or in default under any of the Material Contracts, nor has the Company or any Subsidiary of the Company been notified of any breach, default or potential breach or default under any Material Contracts and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default.  Except as set forth on Schedule 3.11.1, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the consent of any party (other than the Company) to any Material Contract.

3.12       Environmental Liability.

3.12.1    Hazardous Materials.  Neither the  Company nor any Subsidiary of the Company has engaged in or permitted any operations or activities upon, or any use or occupancy of, the Real Property or the Former Real Property or any portion thereof for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional, excluding de minimis quantities of Hazardous Materials that are commonly used in connection with the operation of the Business and which were used and disposed of in accordance with Environmental Requirements) on, under, in or about any such property or transported any Hazardous Materials to, from or across any such property.  To the Company’s knowledge, no Hazardous Materials have migrated or are threatening to migrate from other properties upon, about or beneath any Real Property or Former Real Property.

3.12.2     Environmental Requirements.  The Company and, the Subsidiaries, comply, and have at all times complied in all material respects, with all Environmental Requirements, and no activity by the Company or any Subsidiary of the Company on the Real Property or Former Real Property has constituted or constitutes a nuisance or has constituted or constitutes a tortious condition with respect to any third party.  Neither the Company nor any Subsidiary of the Company is, pursuant to any existing or proposed law or regulation, required now or in the foreseeable future to take any remedial action related to any such property or make any capital improvements in order to place such property or the improvements located thereon in compliance with such law or regulation.

3.12.3    Notice of Violations.  Neither the Company nor any Subsidiary of the Company has received notice or other communication concerning, and does not have any knowledge of (i) any violation or alleged violation of Environmental Requirements, whether or not corrected or (ii) any alleged liability for Environmental Damages and, to the knowledge of the Company there exists no basis for any Legal Proceeding related to either (i) or (ii) being instituted or filed with respect to the Real Property or Former Real Property.  No writ, injunction, decree, order or judgment related to the foregoing is outstanding.  Neither the Company nor any Subsidiary of the Company has been ordered or requested by any Governmental Authority to take any step to remedy any condition on any such property whether or not constituting a violation of Environmental Requirements, and no such person or entity has been named a “potentially responsible party” with respect thereto.

3.13         Proceedings.  There is no pending or threatened Legal Proceeding before or by any Governmental Authority, to restrain or prevent the consummation of the transactions contemplated by this Agreement or that might affect the right of the Surviving Corporation to own the Company Assets or to operate the Business.

3.14        Regulatory Approvals.  No regulatory approval or filing with, notice to, or waiver from any Governmental Authority is required to be made or obtained by the Company or any Subsidiary of the Company: (a) in connection with the execution and delivery of, and performance by the Company of its obligations under, this Agreement or the consummation of the transactions contemplated thereby; or (b) to permit the Surviving Corporation to carry on the Business after the Closing Date as the Business is currently carried on by the Company and its Subsidiaries.

3.15        Brokerage.  None of the Company, its Subsidiaries or any of the Stockholders has employed any finder or broker in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions who may be entitled to a fee in connection therewith.  Any fees payable to any finder or broker arising from the Merger shall be the sole responsibility of the Stockholders and under no circumstances shall the Company, the Surviving Corporation, Merger Sub or Buyer have any liability therefor.  Buyer shall be solely responsible for any investment banking or brokerage fees of any advisors that it has engaged in connection with the transactions contemplated by this Agreement.

3.16        Bank Accounts.  Schedule 3.16 sets forth a true and complete list of the bank name, location and account number for all bank accounts used by the Company or any Subsidiary of the Company in the conduct of the Business, and the authorized signatories and amounts for such accounts.

3.17        Customers.  Set forth on Schedule 3.17 is a complete list of the twenty (20) largest (in terms of dollar volume) customers of the Company and its Subsidiaries for the fiscal year ended December 31, 2009 (the “Top Customers”) indicating the amounts paid to the Company and its Subsidiaries by each Top Customer for each such period and the names of the employees (or independent sales representatives) of the Company or its Subsidiaries who are primarily responsible for servicing each such Top Customer as of the date hereof. No Top Customer has represented more than two (2.0%) of the gross revenue of the Company in any of the three (3) years ending December 31, 2009. Except as set forth in Schedule 3.17, none of the Top Customers has terminated or indicated an intention or plan to terminate all or a material part of the services performed for or orders historically placed by such customers, and the Company has no reason to believe that any of such customers may terminate all or a material part of such services or orders, whether by reason of the Merger or for any other reason.

3.18        Suppliers.  Set forth on Schedule 3.18 is a complete list of the twenty (20) largest suppliers of the Company and its Subsidiaries by expenditures made by the Company and its Subsidiaries to such suppliers during the fiscal year ended December 31, 2009.

3.19        Foreign Corrupt Practices Act.  None of the Company, its Subsidiaries or, to the knowledge of the Company, any agent or other person acting on behalf of any of the Company or its Subsidiaries, has, directly or indirectly, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (ii) failed to disclose fully any contribution made by the Company or its Subsidiaries (or made by any Person acting on their behalf of which the Company or its Subsidiaries is aware) which is in violation of law, or (iii) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

3.20        PFIC.  Neither the Company nor any Subsidiary of the Company is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

3.21        OFAC. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”)

3.22         Money Laundering Laws. To the knowledge of the Company, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”) and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Company or any Subsidiary of the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.23        Disclosure.  No representation or warranty of the Company contained in this Agreement, as qualified by the Schedules, the Related Agreements or any certificate furnished or to be furnished to the Merger Sub on the Closing Date contains or will contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made; provided that it will not be a breach of this Section 3.23 if any unintentional omission would not be reasonably expected to result in a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
BUYER AND MERGER SUB

4.           Representations and Warranties of Buyer and the Merger Sub. The Merger Sub and Buyer, jointly and severally, represent and warrant to the Company, as of the date hereof, as follows:

4.1           Organization.  The Merger Sub is duly organized and incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with the corporate power and authority to execute, deliver and perform this Agreement, to own its properties and carry on its business in the manner in which such business is now being conducted.  Buyer is duly organized and incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with the corporate power and authority to execute, deliver and perform this Agreement, to own its properties and carry on its business in the manner in which such business is now being conducted.

4.2           Authority.  The Merger Sub and Buyer each has full corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement, all Related Agreements and other agreements to be executed in connection herewith by the Merger Sub and Buyer upon the approval of this Agreement and the transactions described herein by the Board of Buyer and Merger Sub will constitute legal, valid and binding obligations of the Merger Sub and Buyer enforceable in accordance with their respective terms.

4.3           Capitalization; Merger Consideration.  The number of shares and type of all authorized, issued and outstanding capital stock of Buyer, and all shares of Buyer common stock reserved for issuance under Buyer’s various option and incentive plans, is specified in Schedule 4.3.  The issuance of the Buyer Common Stock as part of the Merger Consideration will not, immediately or with the passage of time, obligate Buyer to issue any of its capital stock securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock of Buyer to any Person and will not result in a right of any holder of Buyer securities to adjust the exercise, conversion, exchange or reset price under such securities.

4.4           Issuance of the Securities.  When issued in accordance with this Agreement, the Buyer Common Stock to be issued as part of the Merger Consideration will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive and similar rights.  Buyer has sufficient authorized capital stock to meet its obligations to issue Buyer Common Stock pursuant to this Agreement.

4.5           No Violations, Consents.  The execution, delivery and performance by the Merger Sub and Buyer of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the articles of organization or operating agreement of the Merger Sub or Buyer, as applicable; (ii) violate, or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law; statute, rule or regulation to which the Merger Sub or Buyer is subject, as applicable; (iii) violate any judgment, order, writ or decree of any court applicable to the transactions contemplated herein; or (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Buyer or the Merger Sub is a party or any of their assets are bound.   Neither Buyer nor Merger Sub is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer and Merger Sub of this Agreement and the Related Agreements, except, (i) filings required by state securities laws, (ii) the filing of a Notice of Sale of Securities on Form D with the Securities and Exchange Commission under Regulation D of the Securities Act, (iii) consents required under any Contract or Property Lease which is to be assumed by the Surviving Corporation pursuant to this Agreement or the Related Agreements, and (iv) those that have been made or obtained prior to the date of this Agreement.

4.6           SEC Reports; Financial Statements.  Buyer has filed all reports required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as Buyer or Merger Sub, as applicable, was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Buyer and their consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.7           Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on the business, operations or prospects of Buyer or Merger Sub individually or Buyer and its subsidiaries on a consolidated basis, (ii) Buyer has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Buyer’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Securities and Exchange Commission, (iii) Buyer has not altered its method of accounting or the identity of its auditors, (iv) Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Buyer has not issued any equity securities to any company or and of Buyer’s officers, directors or Affiliates, except pursuant to existing incentive compensation plans or as otherwise disclosed in the SEC Reports.  Buyer does not have pending before the Securities and Exchange Commission any request for confidential treatment of information.

4.8           Legal Proceedings  There is no Legal Proceeding pending or, to the knowledge of Buyer or Merger Sub, threatened in which Buyer or Merger Sub is a party or which might affect any of Buyer’s or the Merger Sub's properties, assets, operations or businesses, or prevent or delay the consummation of the transactions contemplated hereby.

4.9           Foreign Corrupt Practices Act.  None of the Buyer, its Subsidiaries or Merger Sub or, to the knowledge of Buyer, any agent or other person acting on behalf of any of the Buyer, its Subsidiaries or Merger Sub, has, directly or indirectly, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (ii) failed to disclose fully any contribution made by Buyer, its Subsidiaries or Merger Sub (or made by any Person acting on their behalf of which the Buyer, its Subsidiaries or Merger Sub is aware) which is in violation of law, or (iii) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

4.10        PFIC.  Neither Buyer, its Subsidiaries or Merger Sub is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

4.11        OFAC. Neither Buyer, its Subsidiaries or Merger Sub nor, to the knowledge of the Buyer, any director, officer, agent, employee, Affiliate or Person acting on behalf of any of them is currently subject to any U.S. sanctions administered by OFAC.

4.12        Money Laundering Laws. To the knowledge of Buyer, the operations of Buyer, its Subsidiaries and Merger Subs are and have been conducted at all times in compliance with the Money Laundering Laws and no Legal Proceeding by or before any Governmental Authority or any arbitrator involving Buyer, any of its Subsidiaries or Merger Sub with respect to the Money Laundering Laws is pending or, to the knowledge of Buyer, threatened.

ARTICLE V
COVENANTS WITH RESPECT TO CONDUCT PRIOR TO CLOSING

5.1         Access.

(a)         The Company shall authorize and permit Buyer and its accountants, counsel and other representatives to have reasonable access during normal business hours, upon reasonable notice (subject to restrictions imposed by applicable Laws), to (i) all of the properties, books, records, operating instructions and procedures, and Tax Returns of the Company and any Subsidiary, (ii) all other information with respect to the Business as Buyer may from time to time request, (iii) all of the employees and directors of the Company and any Subsidiary as identified by Buyer, and (iv) discuss the Company’s Business with such other Persons, including, without limitation, its directors, officers, employees, accountants, suppliers, customers, and creditors, as Buyer considers necessary or appropriate.    No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(b)          Buyer shall authorize and permit the Company and its accountants, counsel and other representatives to have reasonable access during normal business hours, upon reasonable notice (subject to restrictions imposed by applicable Laws), to (i) all of the properties, books, records, operating instructions and procedures, and Tax Returns of Buyer and any Subsidiary and (ii) all other information with respect to Buyer’s business as the Company may from time to time request.  Buyer shall provide the relevant party with copies of such information pursuant to clauses (i) and (ii) upon request.

5.2         Notification; Financial Statements.

(a)           The Company shall promptly notify Buyer in writing of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(a) shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure by the Company pursuant to this Section 5.2(a) shall be deemed to amend or supplement any Schedules or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

(b)           The Company shall furnish to Buyer (i) monthly consolidated unaudited balance sheets and quarterly consolidated unaudited statements of operations and cash flow and changes in stockholder’s equity for the Company and (ii) such other reports as Buyer may reasonably request relating to the Company or the Business.  Each of the financial statements delivered pursuant to this Section 5.2(b) shall be prepared in accordance with GAAP, except that such financial statements may omit footnote disclosures required by GAAP to the extent the content thereof would not materially differ from those disclosures reported in the most recent audited period and year-end adjustments to the extent not material.

(c)           The Company shall make available to Buyer all Tax Returns filed with any Tax Authority relating to the Company or any of its Subsidiaries.

5.3         Conduct of Business.

(a)           Between the date of this Agreement and the Closing Date, the Company covenants and agrees that it shall not (and it shall cause its Subsidiaries not to) without the prior consent of Buyer (not to be unreasonably withheld):

(i) conduct the Business in any manner except in the ordinary course consistent with past practices, except as otherwise required by the terms of this Agreement or any Related Agreement; or

(ii) except as required by their terms, amend, terminate, renew/fail to renew or renegotiate any Material Contract to which the Company is a party or by which it is bound, or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or enter into any new Material Contract or take any action that would reasonably be expected to result in the discontinuance of its material customer relationships; or

(iii) terminate, amend or fail to renew any existing insurance coverage; or

(iv) terminate or fail to renew or preserve any material Permits; or

(v) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by the Company of more than $15,000 in any specific case or $50,000 in the aggregate, except for such liabilities which are reflected on the Financial Statements; or

(vi) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any Person; or

(vii) incur any indebtedness, guarantee any indebtedness of any Person or guarantee any debt securities of any person or entity; or

(viii) issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or equity securities of the Company or any Subsidiary; or

(ix) sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (A) for dispositions of property not greater than $15,000 in the aggregate, or (B) in the ordinary course of business consistent with past practices; or

(x) declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its stockholders, or split, combine, dividend, distribute or reclassify any shares of its Company Capital Stock or equity securities; or

(xi) change or amend its Charter Documents or any organizational documents of its Subsidiaries; or

(xii) make special or extraordinary payments to any Person in excess of $25,000 in the aggregate; or

(xiii) make any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person; or

(xiv) compromise, contest or otherwise settle any claims or commence or settle any Legal Proceeding, threat of any Legal Proceeding, or other investigation against the Company; or

(xv) make or change any Tax election, make any change in any method or period of accounting or in any accounting policy, practice or procedure, file any amended Tax Return, enter into any closing agreement or similar agreement or arrangement with respect to Taxes, settle any Tax claim, take any action to surrender any right to claim a refund or credit of Taxes, or consent to any waiver or extension of the limitation period applicable to any claim for Taxes; or

(xvi) dispose of or permit to lapse any Intellectual Property rights; or

(xvii) make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or otherwise) of a severance, termination payment, bonus, special remuneration or other additional salary or compensation to any director, officer, or other current employee of the Company, except as set forth in Schedule 3.10.2; or

(xviii) make any capital expenditures or commitments with respect thereto; or

(xix) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP; or

(xx) make any expenditures or enter into any commitment or transaction exceeding $15,000 individually or $50,000 in the aggregate; or

(xxi) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable; or

(xxii) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business; or

(xxiii) adopt or amend any Employee Benefit Plan, enter into any employment Contract, pay or agree to pay any bonus or special remuneration to any director or employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its employees; or

(xxiv) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement; or

(xxv) hire, promote, demote or terminate or otherwise change the employment status or titles of the Key Employee or any other employees, or encourage any employees to resign from the Company; or

(xxvi) discuss, announce or otherwise disseminate information to the Company’s employees regarding (A) any severance plan or practice of the Company or its Subsidiaries, whether or not the terms of such plan or practice would be triggered by the Closing, or (B) any compensation, benefits or severance plans, policies, or practices of Buyer, including whether or not said plans, policies or practice shall be applicable to the Company’s employees after the Effective Time; or

 (xxvii) send any written communications (including electronic communications) to the employees of the Company or its Subsidiaries regarding this Agreement or the transactions contemplated hereby; or

 (xxviii) make any communications to the employees of the Company or its Subsidiaries that are inconsistent with this Agreement or the transactions contemplated hereby; or

(xxix) agree to or make any commitment to take any actions prohibited by this Section 5.3(a) or any other action that would (A) prevent the Company from performing, or cause the Company not to perform, its respective covenants or agreements hereunder, or (B) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

(b)           During the period beginning on the date hereof and ending on the Closing Date, (i) the Company shall use its commercially reasonable efforts to preserve intact the Business and preserve the goodwill of customers, suppliers and others having business relations with the Company and its Subsidiaries, all with the goal of preserving unimpaired the goodwill and Business at the Closing, and (ii) the Company and Buyer shall consult with each other concerning, and the Company shall cooperate to keep available to Buyer, the services of the officers and employees of the Company that Buyer may wish to have the Company retain.  Nothing in this Section 5.3 shall obligate Buyer or the Company after the Closing to retain or offer employment to any officer or employee of the Company.

5.4           Permits and Approvals.  The Company and Buyer each agree to cooperate and use their commercially reasonable efforts to obtain, and shall as promptly as practicable prepare all registrations, filings and applications, requests and notices preliminary to, all approvals and Permits that may be necessary or which may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

5.5           Tax Returns.  The Company and each of its Subsidiaries shall timely file all Tax Returns required to be filed, and shall pay all Taxes (including payments of estimated Taxes sufficient to avoid penalties) required to be paid, prior to the Closing Date.  Buyer shall have the opportunity to review all such Tax Returns before they are filed and to approve any positions taken therein which are inconsistent with either the past practices of the Company or applicable Law and that could materially affect the Tax liability of the Company or its Affiliates in any Post-Closing Tax Period.

5.6           Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, legal, accounting, financial advisory consulting, and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses.  The Company shall provide Buyer with a statement of estimated Third Party Expenses incurred by the Company at least one (1) Business Day prior to the Closing Date in form reasonably satisfactory to Buyer, which statement shall be accompanied by invoices from the Company’s legal, financial, auditing and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses (the “Statement of Expenses”), which Statement of Expenses will expressly confirm that no additional amounts shall be due or payable by the Company through the Effective Time and that the Surviving Corporation shall have no liability whatsoever to make any payments to such advisor.  All Third Party Expenses shall be paid at or prior to Closing; provided, however, any Third Party Expenses incurred by the Company and not satisfied at Closing (“Excess Third Party Expenses”), shall be subject to the indemnification provision of Article IX and shall not be limited by or count towards the Basket Amount.

5.7           Consents.  The Company shall obtain all necessary consents, waivers and approvals of any parties to any Material Contract required thereunder in connection with the Merger, so as to preserve all rights of, and benefits to, the Company and any Subsidiary under such Material Contract from and after the Effective Time.  Such consents, waivers and approvals shall be in a form reasonably acceptable to Buyer.  In the event that the other parties to any such Contract, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or Approval and such amounts shall be deemed Excess Third Party Expenses under Section 5.6.

5.8           Section 280G.  The Company shall promptly submit to the Stockholders for approval (in a manner satisfactory to Buyer), by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Buyer), such that such payments and benefits, if approved, shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Buyer evidence satisfactory to Buyer that (i) a vote of the Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “Section 280G Stockholder Approval”), or (ii) that the Section 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute excess Section 280G Payments (as described in Section 280G of the Code), pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Stockholder vote.

5.9           Debt Payments.  Prior to the Effective Time, the Company shall satisfy all debt outstanding and terminate all commitments that are not identified by the Company to be included in the Working Capital calculation and adjustment set forth in Section 2.6.  Any amounts paid to satisfy any indebtedness of the Company outstanding as of the Effective Time and not included in Working Capital shall be deemed Third Party Expenses.

5.10       Stockholder Approval.

(a) As soon as practicable after the date hereof, the Company shall take all steps necessary to obtain the required approvals from its Stockholders as required by the Company’s Charter Documents and the DGCL, either at a meeting of the Company’s Stockholders or pursuant to a written stockholder consent, all in accordance with the DGCL and the Charter Documents.  In connection with such meeting of Stockholders or written stockholder consent, the Company shall submit the Soliciting Materials to the Stockholders which shall (i) include a solicitation of the approval of the holders of the Company Capital Stock of this Agreement and the transactions contemplated hereby, including the Merger (the “Sufficient Stockholder Vote”) and (ii) specify that adoption of this Agreement shall constitute approval by the Stockholders of the appointment of Kirk Wolfe as Stockholder Representative.  Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall also include the unanimous recommendation of the Company Board in favor of the Merger and this Agreement and the transactions contemplated hereby, and the conclusion of the Company Board that that the terms and conditions of the Merger are fair and reasonable to the Stockholders.  Anything to the contrary contained herein notwithstanding, the Soliciting Materials shall be subject to the review and approval of Buyer prior to distribution, such approval not to be unreasonably withheld or delayed.

(b) If the Company shall seek to obtain the Sufficient Stockholder Vote by way of a meeting of the Stockholders, the Company shall consult with Buyer regarding the date of such meeting to approve this Agreement and the Merger (the “Company Meeting”) and shall not postpone or adjourn (other than for absence of a quorum) the Company Meeting without the written consent of Buyer.  In the event the Company shall obtain the Sufficient Stockholder Vote by written consent, within ten (10) days of the Effective Time,  the Company shall deliver written notice, with a concurrent copy by facsimile to Buyer, of the approval of the Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of the DGCL (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company.  The Stockholder Notice shall also include a notice of dissenter’s rights, the Soliciting Materials, a summary of the Merger and this Agreement, the Letter of Transmittal and all other information required by the securities laws and the DGCL.  The Company shall indemnify Buyer Indemnified Parties against all Damages incurred as a result of the failure to deliver any Stockholder Notice.

5.11        Termination of 401(k) Plan.  Effective as of the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all 401(k) Plans (unless Buyer provides written notice to the Company that such 401(k) Plans shall not be terminated) with any costs associated with the winding down and distribution of assets after the Closing Date to be borne by Buyer.  The Company shall provide Buyer with evidence that such Company Employee Benefit Plan(s) will be terminated effective at or prior to the Closing, pursuant to resolutions of the Company Board or such Affiliate, as the case may be, the form and substance of which shall be subject to Buyer’s approval.  The Company also shall take such other actions in furtherance of terminating such Company Employee Benefit Plan(s) as Buyer may reasonably require.  In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Buyer no later than prior to the Closing Date and the same shall be deemed Third Party Expenses.

5.12        Termination of Company Warrants.  Prior to the Closing Date, the Company shall terminate all Company Warrants and provide Buyer with true, correct and complete copies of written agreements terminating all such Company Warrants (the “Company Warrant Termination Agreements”).

5.13         Payment Certificate.  At least one (1) Business Day prior to the Effective Time, the Company shall deliver to Buyer a certificate (the  “Payment Certificate”) setting forth (i) the name and address of each Stockholder entitled to distribution of a portion of the Merger Consideration at such time, (ii) the name and address of each Stockholder not entitled to distribution of any portion of the Merger Consideration at such time, (iii) the amount and type of consideration (calculated consistent with the terms of this Agreement, including, without limitation, Section 2.4(a)) to which each such holder is then entitled, and (iv) whether or not the Buyer Company Stock to be issued to such Stockholder as Merger Consideration shall be subject to the Restriction, together with any supporting schedules and documentation (showing the number and type of shares held, any accrued dividends immediately prior to the Effective Time by each such holder, and any other information reasonably requested by the Escrow Agent, Buyer or their respective designees, together with calculations of the amount then payable to such holder).  The Escrow Agent, Buyer or their respective designees may rely on the Payment Certificate for distributions and shall have no responsibility or liability with respect thereto other than the payment and delivery of the Merger Consideration in accordance with the Payment Certificate.  Upon the Escrow Agent, Buyer or their respective designees making each distribution required of Buyer under this Agreement to the Stockholders, Buyer shall have fulfilled its obligations with respect to such payment.

5.14        Listing.  Prior to the Closing, Buyer shall file the listing application with the Nasdaq Global Market so that the shares of Buyer Common Stock issued in the Merger are listed on the Nasdaq Global Market.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF
BUYER AND MERGER SUB

6.           Company Closing Conditions and Deliveries.  The obligations of the Merger Sub and Buyer hereunder shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Merger Sub or Buyer):

6.1           Permits, Approvals and Authorizations.  Except as set forth on Schedule 3.6.3, any and all consents, waivers, permits and approvals from any Governmental Authority, and of any Person required in connection with the execution, delivery and performance of this Agreement or necessary for the Merger Sub to operate the Business substantially in the manner in which it is currently operated shall have been duly obtained and shall be in full force and effect on the Closing Date, unless waived by Merger Sub or Buyer.

6.2           No Challenge or Violation of Orders.  No Legal Proceeding by any Governmental Authority, and no Legal Proceeding by any other Person shall be pending or, to the knowledge of the Company, threatened on the Closing Date which challenges this Agreement or the closing of the transactions contemplated hereby, or which claims damages as a result of the transactions contemplated hereby.  No preliminary or permanent injunction or other order by any Governmental Authority, and no statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

6.3         Certain Documents.  The Merger Sub and Buyer shall have received the following documents:

(a)           an Escrow Agreement (the “Escrow Agreement”) in the form reasonably agreed to by the parties and duly executed by the Stockholder Representative and Escrow Agent;

(b)           the Restated Certificate, certified by the Secretary of State of Delaware;

(c)           a certificate, dated within ten (10) days prior to the Closing Date, as to the good standing of the Company and the Subsidiaries and payment of all applicable state Taxes thereby, executed by the appropriate officials of the State of Delaware and of each other state in which the Company or any Subsidiary is qualified as a foreign corporation;

(d)           executed originals or copies acceptable to Merger Sub and Buyer, acting reasonably, of all consents, waivers, approvals and authorizations required by Law to be obtained by the Company in connection with the consummation of the transactions contemplated, except as otherwise reflected on Schedule 3.6.3;

(e)           all consents required by Buyer, including without limitation the consents set forth on Schedule 6.3(e);

(f)           a copy of the written consents of the Company Board or minutes of  the relevant Board meeting, authorizing the execution and delivery of this Agreement and each of the other Related Agreements to which the Company is a party and the performance of the transactions contemplated hereby and thereby, certified by the secretary of the Company as the case may be;

(g)           approvals from the Company’s stockholders as required by the Company’s Charter Documents and the DGCL, establishing that (i) the Sufficient Stockholder Vote and the (ii) Section 280G Stockholder Approval, certified by the secretary of the Company as the case may be;

(h)           a certificate as to the incumbency and signature of the officers of the Company executed by an officer or director of the Company and by the secretary of the Company;

 (i)           the Services Agreement executed by the Key Employee or his designee as approved by Buyer;

(j)            the Company Warrant Termination Agreements;

(k)           the Voting Agreement executed by MK Capital, L.P. and its Affiliates acquiring stock as a result of the Merger; and

(l)           all other documents specifically required to be produced at the Closing under this Agreement or as reasonably requested by Buyer or Merger Sub prior to Closing.

6.4           Buyer Board Approval.  The Boards of Buyer and Merger Sub shall have approved this Agreement and the transactions described herein.

6.5           Opinion of Counsel to the Company.  Counsel to the Company shall have delivered to Buyer and the Merger Sub the Opinion of Counsel to the Company, dated the Closing Date.

6.6           Company Shareholders’ Agreement.   The Company Shareholders’ Agreement shall have been terminated and evidence of such termination shall have been delivered to Buyer.

6.7           Third Party Expenses.  The Company shall have delivered to the Buyer complete and correct copies of all Statements of Expenses of its advisors (which shall be in form and substance acceptable to Buyer) and all Company Third Party Expenses shall have been paid in full.

6.8           Resignation of Officers and Directors.  All officers and directors of Company shall have submitted their resignations in writing to Company with a copy to Buyer.  Such resignations of directors (in such capacity) shall be effective as of the Effective Time.

6.9           Performance by the Company.  The Company shall have performed and complied in all material respects with each of the covenants contained in this Agreement which is required to be performed and complied with by the Company on or prior to the Closing Date.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF
THE COMPANY

7.           Merger Sub's Closing Deliveries.  The obligations of the Company hereunder shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Company):

7.1           Permits, Approvals and Authorizations.  Any and all consents, waivers, permits and approvals from any Governmental Authority and of any Person required in connection with the execution, delivery and performance of this Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date; except that a listing application for the Buyer Common Stock issued in connection with this transaction may not be effective until after the Closing.

7.2           No Challenge or Violation of Orders.  No Legal Proceeding by any Governmental Authority, and Legal Proceeding by any other Person shall be pending or threatened on the Closing Date which challenges this Agreement or the closing of the transactions contemplated hereby, or which claims damages as a result of the transactions contemplated hereby.  No preliminary or permanent injunction or other order by any court or governmental or regulatory authority and no statute, rule, regulation, decree or executive order promulgated or enacted by any Government Authority, that declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect.

7.3           Certain Documents.  The Merger Sub and/or Buyer shall have furnished the Company with the following documents:

(a)           the Escrow Agreement duly executed by the Merger Sub and Buyer;

(b)           a copy of the resolutions of the Board of each of the Merger Sub and Buyer, authorizing the execution and delivery of this Agreement and each of the other Related Agreements to which the Merger Sub or Buyer is a party, as applicable, and the performance of the transactions contemplated hereby and thereby, certified by the Secretary of the Merger Sub or Buyer, as applicable;

(c)           a certificate to the incumbency and signature of each of the officers of the Merger Sub and Buyer executed by an officer or director of the Merger Sub and Buyer, as applicable, and by the Secretary of the Merger Sub and Buyer, as applicable;

(d)           except as waived by the Company and the Stockholders, executed originals or copies acceptable to the Company and the Stockholders, acting reasonably, of all consents, waivers, approvals and authorizations required by law, statute, rule, regulation, contract or agreement to be obtained by Buyer or Merger Sub in connection with the consummation of the transactions contemplated; and

(e)           the Services Agreement executed by the Buyer.

7.4           Board Approval.  The Company Board shall have approved this Agreement and the transactions described herein.

7.5           Performance by Merger Sub and Buyer .  Each of Merger Sub and Buyer shall have performed and complied in all material respects with each of the covenants contained in this Agreement which is required to be performed and complied with by each of Merger Sub and Buyer on or prior to the Closing Date.

7.6           Delivery of the Merger Consideration .  Buyer on behalf of the Merger Sub shall have provided irrevocable instructions to the Escrow Agent, which is also acting as the paying agent, to (i) retain the Escrow Fund and (ii) issue and deliver the balance of the Merger Consideration to be Stockholders who have complied with Section 2.5.

7.7           Listing.  The application to list the shares of Buyer Common Stock to be issued in the Merger shall have been filed with the Nasdaq Global Market.

7.8           Opinion of Counsel to the Buyer and Merger Sub.  Counsel to the Buyer and Merger Sub shall have delivered to the Company the Opinion of Counsel to the Buyer and Merger Sub, dated the Closing Date.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1           Cooperation.  Subject to any limitations that are required to preserve any applicable attorney-client privilege, for a period of eighteen (18) months from and after the Closing Date, each party agrees to furnish or cause to be furnished to the other parties, its counsel and accountants, upon reasonable request during normal business hours, after not less than ten (10) Business Days prior written notice, such information and assistance relating to such party or its business (including, without limitation, the cooperation of officers and employees and reasonable access to books, records and other data and the right to make copies and extracts therefrom) as is reasonably necessary to:  (i) facilitate the preparation for or the prosecution, defense or disposition of any Legal Proceeding (other than one by or on behalf of one party to this Agreement against another party hereto); and (ii) prepare and file any other documents required by Governmental Authorities.  The party requesting such information and assistance shall reimburse the other party for all reasonable out-of-pocket costs and expenses incurred by such party in providing such information and assistance.

8.2           Further Assurances.   Each of the parties agrees to work diligently, expeditiously and in good faith to consummate the transactions contemplated by this Agreement.  From time to time after the Closing Date, the Company shall execute and deliver to the Merger Sub such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably requested by the Surviving Corporation in order to vest in the Surviving Corporation all right, title and interest in and to the Company Assets and the Business and the parties hereto will execute and deliver such other instruments of sale, transfer, conveyance, assignment, assurance, power of attorney and other such instruments as may be reasonably required by the other parties hereto in order to carry out the purpose and intent of this Agreement and all other agreements to be executed in connection herewith.

8.3           Continued Employment.  Louis Schwartz and Chance Mason, Jason Simpson and Jim Bryne (the “Retained Personnel”) shall be employed by the Buyer or its subsidiaries from the Closing Date through the twelve (12) month anniversary of the Closing Date.  If any Retained Personnel are not employed by the Company on the 12-month anniversary of the Closing Date for any reason other than the resignation of such Retained Personnel for Good Reason or the termination of such Retained Personnel by Buyer without Cause, a number of Buyer Common Shares shall be deducted from the Escrow Fund and returned to Buyer (without regard to the Basket Amount) (the “Retained Personnel Escrow Reduction”) as provided below.  The number of shares of Buyer Common Stock deductible for the Retained Personnel shall be determined by dividing $456,937 for Lou Schwartz and Chance Mason, $78,332 for Jim Byrne and $78,332 for Jason Simpson by the Weighted Average Price of Buyer Common Stock for the 20 trading days preceding the termination date of the applicable Retained Personnel.  If a Retained Personnel Escrow Reduction occurs, then the Escrow Agreement shall first provide for a corresponding share for share reduction in the number of shares held in Escrow which are attributable to such Retained Personnel, provided that with respect to Jim Byrne, any reduction shall be made against the shares held in Escrow for the benefit of Louis Schwartz.  All of the Retained Personnel shall be parties to the Escrow Agreement.

8.4           Tax Matters.

(a)           Cooperation on Tax Matters. Buyer, the Surviving Corporation and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Contest.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Stockholder Representative, the Surviving Corporation and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Stockholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Stockholder Representative and Buyer, as the case may be, shall allow the other party to take possession of such books and records.  Buyer and the Stockholder Representative further agree, upon request, to use their respective best efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(b)           Tax-Free Reorganization.  The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  The Parties intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).  Buyer and the Company shall each use commercially reasonable efforts to cause the business combination to be effected by the Merger to be qualified as a “reorganization” described in Section 368(a) of the Code.  Following the Effective Time, neither the Surviving Corporation, Parent nor any of their Affiliates take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

8.4           Rule 144.  With a view to making available to the Stockholders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Stockholder to sell securities of the Buyer to the public without registration, Buyer shall so long as it is a reporting company under the Exchange Act use commercially reasonable efforts to:

(a)           make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b)           to file with the SEC in a timely manner all reports and other documents required of Buyer under the Securities Act and the Exchange Act; and

(c)           furnish to any Stockholder, so long as the Stockholder owns any shares of Buyer Common Stock, forthwith upon request (i) to the extent accurate, a written statement by  Buyer that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of Buyer and such other reports and documents so filed by Buyer; and (iii) such other information as may be reasonably requested in availing any Stockholder of any rule or regulation of the SEC that permits the selling of any such securities without registration.

8.5           Registration Rights.

(a)           Piggyback Rights.        At any time following the expiration of the Restriction, if the Buyer proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act), a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Buyer Common Stock), the Buyer shall, at such time, promptly give the Stockholder Representative written notice of such registration.  Upon the written request of the Stockholder Representative given within twenty (20) days after mailing of such notice by the Buyer, the Buyer shall, subject to the provisions of Section 8.5(c), use all commercially reasonable efforts to cause to be registered under the Act all of the shares of Buyer Common Stock  that the Stockholder Representative requests to be registered.

(b)           Obligations of the Buyer.        Whenever required under this Section 8.5 to effect the registration of any Buyer Common Stock, the Buyer shall, as expeditiously as reasonably possible:

(i)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(ii)          furnish to the Stockholder Representative such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Buyer Common Stock owned by them;

(iii)         use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Stockholder Representative, provided that the Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(iv)         notify the Stockholder Representative at any time when a prospectus covering shares of the Stockholders is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(v)         cause all such Buyer Common Stock registered pursuant to this Section 8.5 to be listed on any United States securities exchange and trading system on which similar securities issued by the Buyer are then listed; and

(vi)         provide a transfer agent and registrar for all Buyer Common Stock registered pursuant to this Agreement and a CUSIP number for all such Buyer Common Stock, in each case not later than the effective date of such registration.

(d)           Expenses of Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 8.5, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Buyer and the reasonable fees and disbursements of one counsel for the selling Stockholders (up to $10,000) shall be borne by the Buyer.

8.6           Stockholder Notices.  The Company shall distribute the Stockholder Notice in accordance with Section 5.10(b) hereof within ten (10) days following the Effective Date.

ARTICLE IX
INDEMNIFICATION

9.           Indemnification.

9.1           Indemnification of Buyer and the Merger Sub.  Subject to the terms of Section 9.6, the Stockholders, severally and not jointly, shall indemnify and hold harmless the Merger Sub, Buyer, the Surviving Corporation and their respective Affiliates (the “Buyer Indemnified Parties”) in respect of any and all claims, losses, interest, fines, penalties, diminutions in value, damages, liabilities, whether or not currently due, and expenses (including, without limitation, settlement costs and any actual legal or other expenses for investigating or defending any actions or threatened actions) (collectively, “Damages”) incurred by Buyer, Merger Sub or their respective Affiliates in connection with each and all of the following:

(a)           any misrepresentation made by the Company in this Agreement (including in any Schedules or Exhibits hereto) or any other document contemplated by this Agreement or breach of any warranty contained herein made by the Company;

(b)           the breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other document contemplated by this Agreement;

(c)           any cost, expense or payment with respect to Taxes relating to any Pre-Closing Tax Periods, including without limitation all costs and expenses incurred in preparing Tax Returns which may be properly allocated to such Pre-Closing Tax Periods,  excluding any cost, expense or payment with respect to Taxes taken into account in the calculation of Closing Working Capital;

(d)           any Legal Proceeding to which the Company is a party at any time on or prior to the Closing Date, or to which it becomes a party after the Closing Date arising from facts or circumstances that existed at any time on or prior to the Closing Date including the Legal Proceedings disclosed in Schedule 3.5.1;

(e)           any broker, advisory or accounting fees and expenses (excepting normal accounting fees and expenses incurred in accordance with past practice) paid or incurred by the Company prior to the Closing Date; and

 (f)           any cost, expense or liability arising from the failure of any warrants and any options outstanding under the Company Option Plan at the Closing to be terminated as of the Closing;

(g)           any cost expense or liability resulting from the existence of any Dissenting Shares, including without limitation any Dissenting Share Payments.

Notwithstanding the foregoing, any claim under this Article IX for Damages based upon or arising out of liability of the Company or any of its Subsidiaries for Taxes shall be limited to the Tax laws as are in effect as of the applicable Pre-Closing Tax Period, as distinguished from retroactive changes in such Tax laws.

9.2          Indemnification of the Company.  The Merger Sub and Buyer shall jointly and severally indemnify and hold harmless the Stockholders in respect of any and all Damages incurred by the Stockholders in connection with each and all of the following:

(a)           any misrepresentation made by Buyer or the Merger Sub in this Agreement (including in any Schedules or Exhibits hereto) or any other document contemplated by this Agreement or breach of any warranty contained herein made by the Merger Sub; and

(b)           the breach of any covenant, agreement or obligation of Buyer or the Merger Sub contained in this Agreement or any other document contemplated by this Agreement.

9.3          Limitations on Liability  The parties hereto shall only be entitled to recover under this Article IX at such time as (i)  the aggregate amount of all Damages incurred by such party hereto and its Affiliates exceeds $250,000 (the “Basket Amount”), or (ii)  provided, however, that this limitation shall not apply to Third Party Expenses, and or including amounts due under Section 5.6 (expenses), Section 5.7 (Consents), Section 5.9 (debt), Section 5.11 (Termination of 401(k) Plan), Section 9.1(c) (taxes), Section 9.1(e) (brokers), or Section 9.1(f) (warrants and options).

9.4           Survival.  Any claim for indemnification shall survive the Closing for a period of sixteen (16) months following the Closing (the "Indemnification Expiration Date".  Any claim for indemnification shall survive the Indemnification Expiration Date if a party, prior to such Indemnification Expiration Date, shall have advised the other party in writing of facts that constitute or may give rise to an alleged claim for indemnification, specifying in reasonable detail the basis under this Agreement for such claim.

9.5           Defense by the Indemnifying Party.  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Legal Proceeding by a person other than the indemnified party, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party received by the indemnified party within 10 calendar days after the indemnifying parties receipt of notice of such claim, assume the defense of any such Legal Proceeding provided that the indemnifying party acknowledges its obligation to indemnify the indemnified party in respect of the entire amount of the claims asserted therein.  If the indemnifying party assumes the defense of any such Legal Proceeding, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such Legal Proceedings and at its sole cost and expense shall take all steps necessary in the defense or settlement thereof.  The indemnifying party shall not consent to a settlement of, or the entry of any judgment arising from, any such Legal Proceeding, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld) unless the indemnifying party admits in writing its liability and agrees to hold the indemnified party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement and concurrently with such settlement the indemnifying party pays into court the full amount of all losses, damages, expenses and liabilities to be paid by the indemnifying party in connection with such settlement.  The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense and shall be entitled to any and all information and documentation relating thereto.  If the indemnifying party does not assume (or continue to diligently and competently prosecute) the defense of any such Legal Proceeding resulting therefrom in accordance with the terms hereof, the indemnified party may defend against such Legal Proceeding in such manner as it may deem appropriate, including, but not limited to, settling such Legal Proceeding, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate.  In any action by the indemnified party seeking indemnification from the indemnifying party in accordance with the provisions of this Section 9.5, the indemnifying party shall not be entitled to question the manner in which the indemnified party defended such Legal Proceeding or the amount of or nature of any such settlement; provided that such limitations shall not apply to claims of fraud, bad faith, gross negligence or willful misconduct by the indemnified party.

9.6          Notice.  The parties hereto agree that in the event of any occurrence which may give rise to a claim by an indemnified party hereunder the indemnified party will give prompt notice thereof to the indemnifying party; provided, however that failure to timely give the notice provided in this Section 9.6 shall not be a defense to the liability of the indemnifying party for such claim, but the indemnifying party may recover any actual damages arising from the indemnified party's failure to give such timely notice.

9.7          Waiver.  The indemnified party agrees that it will not waive any statute of limitations or defense that would increase the liability of the indemnifying party hereunder without (except in connection with pending Legal Proceeding in which the indemnifying party has not assumed the defense) the consent of the indemnifying party.

9.8          Indemnification Source; Sole and Exclusive Remedy.

(a)           All Claims for indemnification for the Working Capital Shortfall shall first be satisfied from the Initial Escrow Amount of the Escrow Fund under the Escrow Agreement and then from the Standard Escrow Amount.  Upon calculation of, and, as applicable, payment in full of the Working Capital Shortfall, (if any), Buyer shall instruct the Escrow Agent promptly to release to the Stockholder Representative, for further distribution to the Stockholders, the positive difference, if any, between the Initial Escrow Amount less (i) the Working Capital Shortfall.   All other Indemnification Claims shall be satisfied solely from the Standard Escrow Amount of the Escrow Fund under the Escrow Agreement.  The right to indemnification set forth in this Article IX shall be the sole and exclusive legal remedy following the Closing Date for any breaches of the representations, warranties, covenants and agreements under this Agreement and the Escrow Fund shall be the sole funds or shares of Buyer Common Stock available in satisfaction thereof.  Notwithstanding the immediately preceding sentence, nothing in this Agreement shall limit the liability of any Person resulting from fraud or willful misconduct in connection with this Agreement or the transactions contemplated hereby.  Any payment made to a Buyer Indemnified Party from the Escrow Fund to satisfy a claim for indemnification pursuant to this Article IX shall be treated as an adjustment to the Merger Consideration.

(b)           To the extent that there (i) are no outstanding claims against the Escrow Fund, or (ii) are claims outstanding against the Escrow Fund, that, together with the reasonably anticipatable fees and expenses of resolving such claims, are in aggregate less than the balance of the Escrow Fund on the Escrow Release Date (the “Available Excess”), then on the Escrow Release Date, the balance of the Escrow Fund (in the event of subsection (i)) or the Available Excess (in the event of subsection (ii)) shall be promptly released and delivered to the Stockholder Representative for further distribution to the Stockholders.  Thereafter, upon final settlement of all claims made against the Escrow Fund, any such excess then remaining in the Escrow Fund, together with any earnings thereon, shall be promptly released to the Stockholder Representative for further distribution to the Stockholders.  Buyer hereby agrees that it shall, together with the Stockholder Representative, provide instructions to the Escrow Agent (x) to release the balance of the Escrow Fund or the Available Excess, as applicable, and to (y) release any excess remaining in the Escrow Fund upon final settlement of all claims made against the Escrow Fund, each in accordance with this Section 9.8 and the Escrow Agreement. Any Merger Consideration remaining, following satisfaction of all indemnity claims, shall be distributed upon the expiration of the escrow period.

9.9           Valuation of Escrow Fund.  With respect to each Indemnification Claim, the number of shares of Buyer Common Stock held in the Escrow Fund for purposes of satisfying the claim shall be being calculated as follows: the amount of the claim divided by the Weighted Average Stock Price  for the fifteen (15) trading days ending on the day prior to the payment of any Claim.

9.10           Net of Insurance Proceeds.  The amount of any Damages with respect to any Indemnification Claim hereunder shall be determined net of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the indemnified person or any of its affiliates with respect to such claim (such proceeds or payment to be paid over to the indemnifying person up to the amount paid by the indemnifying person if received after payment of the indemnification claim by the indemnifying person).

9.11           Mitigation.  The parties shall use reasonable commercially reasonable efforts and shall consult and cooperate with each other with a view towards mitigating any Damages that may give rise to claims for indemnification under this Article IX.

ARTICLE X
STOCKHOLDER REPRESENTATIVE

10.1         Stockholder Representative.  By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Stockholders shall be and is hereby deemed to have agreed to appoint the Stockholder Representative as its agent and attorney-in-fact, for and on behalf of the Stockholders, as the Stockholder Representative, to take any action pursuant to or in connection with Article IX, to receive and distribute Merger Consideration as dictated by this Agreement, to give and receive notices and communications, to negotiate the Final Closing Statement, to authorize payment to any Buyer Indemnified Parties in satisfaction of claims by any such Buyer Indemnified Parties, to object to payments from the Escrow Fund, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions with respect to such claims that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.  Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Buyer; provided, however, that the Stockholder Representative may not be removed unless the Stockholders holding (on an as-exercised basis) a majority of the outstanding shares of the Company Capital Stock held by the Stockholders (as of immediately prior to the Effective Time and on an as-converted basis) agree to such removal and to the identity of the substituted agent.  Notwithstanding the foregoing, the Stockholder Representative may resign at any time on notice to Buyer, and a replacement Stockholder Representative shall be elected by a vote of a majority of the outstanding shares of Company Capital Stock (as of immediately prior to the Effective Time and on an as-converted basis), subject to the consent of Buyer, which consent shall not be unreasonably withheld; provided, further, that any successor Stockholder Representative, shall not resign until and unless a successor Stockholder Representative shall have been appointed subject to the consent of Buyer, which consent shall not be unreasonably withheld.  No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services.  Written notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders.

10.2         Stockholder Representative Responsibilities.  The Stockholder Representative hereby accepts the appointment set forth in Section 10.1, for the period from the date and time of full execution of this Agreement until the termination or sooner expiration of the rights of the parties hereto. The Stockholder Representative agrees that all information that is provided to or learned by the Stockholder Representative in its capacity as such in connection with the provisions of this Agreement shall be deemed confidential in all respects and the Stockholder Representative shall not (i) divulge such information to any third party, or (ii) engage in any transactions directly or indirectly involving the Buyer Common Stock that would violate any of the laws or regulations administered by the United States Securities and Exchange Commission, including but not limited to the Securities Act or the Exchange Act.  The Stockholder Representative further acknowledges that any information provided hereunder may constitute “insider information” under the Exchange Act.

10.3         No Liability.  The Stockholder Representative shall not be liable to the Stockholders for any act done or omitted hereunder as Stockholder Representative. The Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (each such expense, a “Stockholder Representative Expense”).   Stockholder Representative may withhold up to five percent (5%) of any Working Capital Excess otherwise distributable hereunder to the Stockholders to and thereafter, the Stockholder Representative shall look solely to the Stockholders for reimbursement of any additional Stockholder Representative Expenses.

10.4         Expenses.  In no event shall Buyer, Merger Sub or the Surviving Corporation be liable for any Stockholder Representative Expense.  Except as otherwise provided in Section 10.1, a decision, act, consent or instruction of the Stockholder Representative with respect to an indemnification claim, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and Buyer, Merger Sub, the Surviving Corporation and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders.  Each of the Buyer Indemnified Parties and the Escrow Agent is hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative that is authorized pursuant this Section 10.1.

ARTICLE XI
TERMINATION OF OBLIGATIONS

11.1        Termination of Agreement.  The Parties acknowledge that on the date of this Agreement, the final forms of the Exhibits or Schedules, including the Company Disclosure Schedule, have not been provided.  All such Exhibits and Schedules are to be provided by the applicable Parties by 5 p.m. on March 6, 2010 Eastern Time and by which time the Parties must have reasonably agreed between themselves upon the forms of the Escrow Agreement, Services Agreement and Voting Agreement.  In the event that (i) any Exhibit or Schedule is not provided or is provided but is not reasonably acceptable in form and substance to the Party receiving same, (ii) evidence of a Sufficient Stockholder Vote has not been delivered to Buyer or (iii) the Parties have not agreed upon the forms of the Escrow Agreement, Services Agreement and Voting Agreement, then, anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated by written notice by Buyer to the Company on March 7, 2010 (the “Nullification Date”), and this Agreement may be deemed null and void and of no further force or effect.  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated by written notice by Buyer or the Company to the other parties hereto after March 31, 2010 (the “Termination Date”) unless such date is extended by mutual consent in writing by the parties hereto, and may otherwise be terminated at any time before the Closing as follows and in no other manner:

(a)           By mutual written consent of Buyer, the Company and Merger Sub;
(b)           By Buyer or the Company by written notice to the other party, if any conditions set forth in Article VI or Article VII shall not have been satisfied or waived on or before the Termination Date; provided, however, that notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any party whose action or failure to act has been a principal direct or indirect cause in the failure of a condition set forth in Article VI or Article VII to have been satisfied and such action or failure to act constitutes a material breach of this Agreement;

(c)           By Buyer by written notice to the Company, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Article VI;

(d)           By the Company by written notice to Buyer, if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of the Company to consummate the transactions contemplated by this Agreement as set forth in Article VII;

(e)           By Buyer or the Company by written notice to the other parties, if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein and such breach has not been cured within ten (10) calendar days after notice thereof to the party alleged to have committed such material breach; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f)           By Buyer, if the Company solicits, encourages, initiates or negotiates any other sale or combination of the Company or of the Business or any substantial part thereof; or

(g)           By Buyer, if the Company fails to deliver written consents evidencing the Sufficient Stockholder Vote by 5:00 PM (New York Time) on March 6, 2010.

11.2        Effect of Termination.  If this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another, provided, however, that the obligations of the parties contained in Section 9 shall survive any such termination.

ARTICLE XII
MISCELLANEOUS

12.          Miscellaneous Provisions.

12.1         Jurisdiction; Agent for Service.  The parties hereto irrevocably agree that any Legal Proceeding arising out of or in connection with this Agreement shall be brought exclusively in the federal courts, or in the absence of federal jurisdiction in state courts, in either case in the The Borough of Manhattan.  The parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The parties hereto irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any Legal Proceeding brought in any such court and further irrevocably waive any claim that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against any of the parties hereto in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of such party therein described, or by appropriate proceedings under any applicable treaty or otherwise.

12.2         Construction.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, that those provisions hereof that are required to be governed by the DGCL, including all provisions related to the effectuation of the Merger, shall be governed by the DGCL.

12.3        Notices.  All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by telegram, telex or wire (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Buyer or the Merger Sub:
168 5th Ave, Suite # 301
New York, NY 10010-5952
Facsimile No: +1 (212) 937-3999
Email: kaleil@kitd.com

with a copy (which will not constitute notice) to:

David M. Pedley
Pedley & Gordinier, PLLC
1484 Starks Bldg.
455 South Fourth Street
Louisville, KY 40202
Facsimile: 502-214-3121
Email:  dpedley@pedleylaw.com

If to the Company:	1100 Circle 75 Parkway Suite 600 Atlanta GA 30339 Attn: Louis Schwartz Facsimile: 678-325-4111 Email: lschwartz@multicastmedia.com

With a copy (which shall not constitute notice) to:	DLA Piper LLP (US) 1201 West Peachtree Street, Suite 2800 Atlanta, GA 30309 Attn: Douglas R. Spear Telephone: (404) 736-7817 Facsimile: (404) 682-7817 Email: douglas.spear@dlapiper.com

If to the Stockholder Representative:	Kirk Wolfe 1033 Skokie Blvd. Northbrook, IL 60062 Telephone: 312-324-7708 Facsimile: 847-205-1984 Email: kirk@mkcapital.com

With a copy to:	DLA Piper LLP (US) 1201 West Peachtree Street, Suite 2800 Atlanta, GA 30309 Attn: Douglas R. Spear Telephone: (404) 736-7817 Facsimile: (404) 682-7817 Email: douglas.spear@dlapiper.com

12.4        Expenses.  The Company and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

12.5        Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties hereto except that the Merger Sub shall have the right to assign all of its rights and obligations under this Agreement to one of its Affiliates if such transferee corporation agrees to assume all of Merger Sub's obligations under this Agreement, provided that such transfer shall not discharge the Merger Sub from its obligation herewith unless the Company consents to such discharge, which consent shall not be unreasonably withheld.  Nothing contained herein, expressed or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

12.6        Amendments and Waiver.  This Agreement and all Exhibits and Schedules hereto may be modified only by a written instrument duly executed by each party.  Except as herein expressly provided to the contrary, no breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

12.7         Survival.  The covenants, agreements, warranties and representations entered into or made pursuant to this Agreement, irrespective of any investigation made by or on behalf of any party, shall be continuing and shall survive the Closing Date for a period through and including the last day upon which an indemnified party may seek indemnification for a breach of such covenant, agreement, warranty or representation under Article XI.

12.8        Counterparts.  This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same document.  This Agreement and any waiver or amendment hereto may be executed and delivered by telecopier other facsimile transmission, or E-Signature, all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.  Delivery of an executed signature page of this Agreement and any waiver or amendment hereto by facsimile transmission or Electronic Transmission shall be effective as delivery of a manually executed counterpart hereof

12.9        Headings.  Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

12.10      Attorneys' Fees.  In the event that any Legal Proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such Legal Proceeding may receive as part of any award, judgment, decision or other resolution of such Legal Proceeding their costs and reasonable attorneys' fees as determined by the person or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such Legal Proceeding, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigating or counseling on such Legal Proceeding.

12.11      Binding Nature of Agreement.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representations, successors and permitted assigns.

12.12      Severability.

(a)           Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(b)           If a court competent jurisdiction determines that the character, duration or geographical scope of the provisions of Section 6 hereof are unreasonable, then it is the intention and the agreement of the parties hereto that the provisions of Section 6 shall be construed by the court in such a manner as to impose only those restrictions on the Company's conduct that are reasonable in light of the circumstances and as are necessary to assure to the Merger Sub the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Merger Sub the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of Section 6 hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

12.13      Specific Performance.  The Company acknowledges that Merger Sub will have no adequate remedy at law and may suffer irreparable damage if the Company breaches any covenant contained in this Agreement.  Accordingly, the Company agrees that the Merger Sub shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if the Company shall fail or threaten to fail to perform any of its obligations under this Agreement.

12.14      Complete Agreement.  This Agreement, the Exhibits and Schedules hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.  The Schedules and Exhibits hereto are incorporated by reference.

12.15      No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or liabilities under or by reason of this Agreement other than Article IX (which is intended to be for the benefit of Persons covered thereby and may be enforced by such Persons).

12.16       Knowledge of the Company.  With respect to any representation, warranty or statement contained in this Agreement that is made to the knowledge of the Company, it is expressly understood and agreed that such knowledge shall include the knowledge of Lou Schwartz, Richard Beauford and Chance Mason and the Company shall be deemed to have knowledge of any facts that any such individual would have upon reasonable investigation.

12.17      Drafting Presumption.  The parties hereto agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this agreement, no presumption shall arise that any one party drafted this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first written above.

KIT DIGITAL, INC.

By:	/s/ Kaleil Isaza Tuzman
Name: Kaleil Isaza Tuzman
Title: Chairman and Chief Executive Officer

KIT 2010 CORPORATION

By:	/s/ Kaleil Isaza Tuzman
Name: Kaleil Isaza Tuzman
Title: Chief Executive Officer

MULTICAST MEDIA TECHNOLOGIES, INC.

By:	/s/ Louis Schwartz
Name:	Louis Schwartz
Title:	Chief Executive Officer

KIRK WOLFE

By:	/s/ Kirk Wolfe
Name:	Kirk Wolfe
Title:	Stockholder Representative

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